Exhibit 10.1

LICENSE AND COMMERCIALIZATION AGREEMENT

THIS LICENSE AND COMMERCIALIZATION AGREEMENT (the “Agreement”) is entered into as of the signature date of the contract (the “Effective Date”) by and between:

CYTOVIA Inc, a subsidiary of IMMUNE Pharmaceuticals Inc, and a Delaware based company registered under number 330787805 with a business address at WeWork Tower 49, 12 East 49th Street, New York, NY, 10017, represented by Dr Daniel Teper, acting as Chief Executive Officer, duly authorized to represent the company (referred to herein as “CYTOVIA”); and

PINT PHARMA INTERNATIONAL SA, a company registered under Swiss laws having its registered office at Route de Chenaux 9, 1091 Bourg-en-Levaux, Switzerland represented by David Ricardo Munoz, acting as Chief Executive Officer, duly authorized to represent the company (referred to herein as “PINT”, and together with CYTOVIA, the “Parties” and each, a “Party”),

RECITALS

WHEREAS, CYTOVIA owns proprietary rights related to histamine dihydrochloride in the United States, Canada, Israel and LATAM under the trademark “Ceplene®” (the “Product,” as further defined below);

WHEREAS, CYTOVIA has granted rights for Commercialization (as defined below) of the Product outside the Territory (as defined below);

WHEREAS, CYTOVIA desires to grant a license to Commercialize the Product in the Field (as defined below) in the Territory to an entity having the necessary experience, infrastructure and financial resources to engage in such activity;

WHEREAS, PINT, by itself or through its Affiliates, is a pharmaceutical company operating in each country of the Territory, and represents that is a reputable and well-established company, having particular expertise, experience, skils, infrastructure and appropriately qualified personnel to operate as a pharmaceutical distributor of oncology products in the Territory;

WHEREAS, PINT has concluded and represented to CYTOVIA that it is ready and able to Commercialize (as defined below) the Product in the Field in the Territory as long as PINT has also either obtained the license and/or the distribution rights for IL-2 or IL-2 is otherwise made commercially available by a Third Party (as defined below) in the Territory.

WHEREAS, CYTOVIA desires to grant an exclusive license to PINT to Commercialize the Product in the Field in the Territory and the right of first refusal to New Products (as defined below) in the Territory;

WHEREAS, by the present Agreement, PINT accepts the above mentioned exclusive license and rights and agrees to purchase the Product for Commercialization in the Territory in the Field from CYTOVIA or suppliers referred by CYTOVIA.

NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	DEFINITIONS

1.1.	“Adverse Event” shall mean an “adverse drug experience” as such term is defined under applicable regulations promulgated by a relevant Regulatory Authority in the Territory and includes any adverse event associated with the use of a drug in humans, whether or not considered drug related, including any failure of expected pharmacological action and any adverse event occurring (i) in the course of the use of a drug product in professional practice, (ii) from drug overdose, whether accidental or intentional, (iii) from drug abuse, or (iv) from drug withdrawal.

1.2.	“Affiliate” shall mean, with respect to any entity, any other entity that directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such entity. For purposes of this Section 1.2, “control” and, with correlative meanings, the terms “controlled by” and “under common control with” shall mean direct or indirect beneficial ownership of more than fifty percent (50%) (or such lesser percentage which is the maximum allowed to be owned by an entity in a particular jurisdiction) of the voting share capital or other equity interest in any corporation, company, partnership, joint venture or other entity or the power to direct its business and affairs.

1.3.	“Alliance Manager” shall have the meaning provided in Section 2.1.

1.4.	“Annual Net Sales” shall mean the sum of Net Sales in any four (4) consecutive Calendar Quarters.

1.5.	“API” means the active pharmaceutical ingredient histamine dihydrochloride, including any and all forms thereof.

1.6.	“Calendar Quarter” shall mean each respective period of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31.

1.7.	“Calendar Year” shall mean each successive period of twelve (12) months commencing on January 1 and ending on December 31.

1.8.	“Change of Control” means (a) any transaction or series of related transactions (including, without limitation, any sale of capital stock, merger, reorganization, consolidation or similar transaction) in which the holders of the outstanding capital stock of a Party prior to such transaction(s) hold less than fifty percent (50%) of the outstanding capital stock of such Party following such transaction(s); or (b) approval by a Party’s stockholders of a complete liquidation of such Party or a sale or disposition of all or substantially all of the assets of such Party related to the Product.

1.9.	“Combination Therapy” shall mean the Product when Commercialized together by Pint with a New Product in the Territory.

1.10.	“Commercialization” shall mean activities directed to marketing, promoting, distributing, offering for sale or selling the Product. When used as a verb, “Commercialize” means to engage in Commercialization.

1.11.	“Commercially Reasonable Efforts” shall mean, with respect to a given product, efforts and resources that a commercial-stage pharmaceutical company would generally use in commercializing pharmaceutical products that are of similar market potential as the product, taking into consideration product labeling and anticipated labeling, present and future market potential, profit potential, medical and clinical considerations, present and future regulatory environment and competitive market conditions in the therapeutic area, all as measured by the facts and circumstances at the time such efforts are due. “Commercially Reasonable Efforts” shall be determined on a market-by-market basis for the product without regard to the particular circumstances of a Party, including any other products or product opportunities of such Party.

1.12.	“Confidential Information” shall have the meaning provided in Section 10.1.

1.13.	“Consumer(s)” shall mean patients or subjects in the Territory treated for a medical condition with the Product.

1.14.	“Control” shall mean, with respect to any Information, Patent or other intellectual property right, possession by a party of the ability (whether by ownership, license or otherwise, but without taking into account any rights granted under this Agreement) to grant access, a license or a sublicense to such Information or intellectual property right without violating the terms of any agreement or other arrangement with any Third Party.

1.15.	“Customer(s)” shall mean all persons and entities to which the Product may be promoted and/or sold in the Territory.

1.16.	“Commercialization Plan” shall mean the commercialization plan, including the plan for obtaining all required Regulatory Approvals, the plans for Commercialization (yearly business reviews) forecasts of sales of the Product (with forecasts for the NPP Product and other presentations of the Product indicated separately) in Units, prepared by PINT shared to CYTOVIA and approved by the JSC.

1.17.	“Financial conditions” shall have the meaning provided in EXHIBIT D.

1.18.	“Dossier” shall mean the documentation contained in the initial new drug application (including any subsequent amendments to the Dossier) and the drug master file submitted by CYTOVIA or any of the previous owners of the Product to the European Medicines Agency (EMA) or United States Food and Drug Administration (FDA) for Commercialization of the Product in the European Union or the United States, respectively.

1.19.	“Effective Date” shall mean the date first indicated above.

1.20.	“Field” shall mean oncologic therapy in humans with a drug formulated for administration by injection and any other formulation for such drug that may be developed thereafter.

1.21.	“First Commercial Sale” shall mean, with respect to the Product (but not the NPP Product), the first sale for end use or consumption of such Product in the Territory. Sales to an Affiliate or Sublicensee of PINT shall not constitute a First Commercial Sale unless the Affiliate or Sublicensee is the end user of the Product.

1.22.	“Business Day” shall mean a day, other than a Saturday, Sunday or legal holiday, on which banks are open for business in both New York, US and Bern, Switzerland.

1.23.	“Improvement” shall mean any modification, variation or revision to an apparatus, method, formulation, process, product or technology, or any discovery, technology, process, method or formulation related to an apparatus, method, process, product or technology, whether or not patented or patentable, including any enhancement in the manufacture or steps or processes thereof, composition, preparation, presentation, formulation, means of delivery, packaging or dosage of an apparatus, method, process, product or technology, any discovery or development of any new or expanded indications or formulations for an apparatus, method, process, product or technology, or any discovery or development that improves the stability, safety or efficacy of an apparatus, method, product or technology.

1.24.	“Indemnification Claim Notice” shall have the meaning provided in Section 12.3(a).

1.25.	“Indemnified Party” shall have the meaning provided in Section 12.3(a).

1.26.	“Information” shall mean all technical, scientific and other know-how and information, trade secrets, knowledge, technology, means, methods, processes, practices, formulas, instructions, skills, techniques, procedures, experiences, ideas, technical assistance, designs, drawings, assembly procedures, computer programs, algorithms, apparatuses, compositions of matter, cells, cell lines, assays, animal models, physical, biological or chemical materials, specifications, data, results and other materials, including pre-clinical and clinical trial results, manufacturing procedures and test procedures and techniques, (whether or not confidential, proprietary, patented or patentable) in written, electronic or any other form now known or hereafter developed, and all Improvements to any of the foregoing, and other discoveries, developments, inventions, and other intellectual property (whether or not confidential, proprietary, patented or patentable).

1.27.	“Joint Operating Committee” or “JOC” shall have the meaning provided in Section 2.2.

1.28.	“Joint Steering Committee” or “JSC” shall have the meaning provided in Section 2.3.

1.29.	“Losses” shall have the meaning provided in Section 12.1.

1.30.	“Marketing Authorization Holder” shall have the meaning provided in Section 4.1(b).

1.31.	“Net Sales” shall mean the gross amounts invoiced by PINT and its Affiliates and Sublicensees for sales of the Product (including, for the avoidance of doubt, the NPP Product), less the following deductions to the extent shown in the invoices for sales of the Product or otherwise directly paid, allowed, accrued, or incurred by PINT or its Affiliates and Sublicensees with respect to sales of the Product (if not previously deducted from an amount invoiced): (i) normal and customary trade discounts, credits or allowances actually given; (ii) credits or allowances additionally granted upon returns, rejections, rebates or recalls (except where any such recall arises out of the gross negligence, willful misconduct or fraud of the selling party); (iii) sales, excise, turnover, value-added and similar taxes on the sale of the Product (but not, for the avoidance of doubt, taxes on net income or withholding therefor); and (iv) transportation, freight, postage, importation, shipping insurance and other handling expenses. In addition, Net Sales for any period may be reduced by any retroactive discounts, price reductions or rebates required by applicable laws or regulations and actually paid by PINT during the period in question, provided that PINT provides, at the time such reduction is made, reasonable evidence concerning the calculation and payment of such amounts. All the discounts, allowances, credits, rebates and other deductions described above not solely related to the Product shall be fairly and equitably allocated to such sales of the Product such that the Product does not bear a disproportionate portion of such deductions. For purposes of determining Net Sales, the Product shall be deemed to be sold when invoiced and a “sale” shall not include transfers, uses or dispositions for promotional, preclinical, clinical, regulatory or governmental purposes, in each case if no compensation is received by PINT, its Affiliates or its Sublicensees. For purposes of calculating Net Sales, sales between or among PINT and its Affiliates or any Sublicensee and its Affiliates shall be excluded from the computation of Net Sales (unless the Affiliate or Sublicensee is the end user of the Product), but sales by PINT and its Affiliates and Sublicensees to Third Parties shall be included in the computation of Net Sales. In all cases, deductions taken into account in the computation of Net Sales shall not exceed (on an invoice by invoice basis) in the aggregate thirty percent (30%) of the gross amounts invoiced by PINT and its Affiliates and Sublicensees for sales of the Product. Notwithstanding, in the event that the Combination Therapy is Commercialized by PINT, the Parties shall negotiate in good faith a means by which to calculate Net Sales of the Product within the Combination Therapy as well as a royalty or other consideration for the IL-2 component of the Combination Therapy, to the extent that such IL-2 component is licensed, acquired or otherwise obtained by or on behalf of PINT from or on behalf of CYTOVIA.

1.32.	“Net Sales Milestone” shall have the meaning provided in EXHIBIT D.

1.33.	“NPP” shall have the meaning provided in Section 5.2.

1.34.	“NPP Product” shall mean the Product subject to the NPP in its secondary packaging for commercialization in the European Union and/or USA.

1.35.	“CYTOVIA Indemnitee” shall have the meaning provided in Section 12.2.

1.36.	“CYTOVIA Know-How” shall mean Information that CYTOVIA or any of its Affiliates Controls on or after the Effective Date, which is not included in the CYTOVIA Patents but is useful or necessary for the use, sale, offer for sale, or Commercialization of the Product in the Field in the Territory or its importation into the Territory.

1.37.	“CYTOVIA Patents” shall mean the Patents that CYTOVIA or any of its Affiliates Controls on or after the Effective Date and that are useful or necessary for the use, sale, offer for sale, or Commercialization of the Product in the Field in the Territory or its importation into the Territory. The CYTOVIA Patents as of the Effective Date are set forth on EXHIBIT A hereto.

1.38.	“CYTOVIA Technology” shall mean the CYTOVIA Patents and CYTOVIA Know-How.

1.39.	“Patents” shall mean all issued patents and pending unpublished and published patent applications (which, for purposes of this Agreement, include certificates of invention, applications for certificates of invention and priority rights) in any country or region, including continued prosecution applications including requests for continued examination, divisional applications and renewals, and all letters patent or certificates of invention granted thereon, and all reissues, reexaminations, extensions, term restorations, renewals, substitutions, confirmations, registrations, revalidations, revisions and additions of or to any of the foregoing, and all counterparts of any of the foregoing.

1.40.	“PINT Indemnitee” shall have the meaning provided in Section 12.1.

1.41.	“Pricing Approval” shall mean an approval of the Product for reimbursement, and any related approval of the reimbursement price, terms or conditions, under any NPP, pharmaceutical benefit plan or program administered by a Regulatory Authority in the Territory, if required for effective market entry.

1.42.	“Product” shall mean Ceplene® (histamine dihydrochloride) for injection in its current pharmaceutical form as formulated for sale in Europe and/or United States and of its current commercial quality in Europe and/or United States. Unless otherwise expressly provided herein, references to the “Product” herein shall include the NPP Product.

1.43.	“Promotional Material” shall mean all materials relating or referring to the Product and the disease including advertising, brochures, leaflets, training materials for commercial teams as well as medical teams and similar materials whether in written, printed, graphic, audio or electronic or digital form that are produced by or for CYTOVIA or its Affiliates or Sublicensees for use by their sales representatives, medical liaison, contractors, sublicensees, or representatives in connection with their activities hereunder. For purposes of clarification, Promotional Material includes websites and website content referring to the disease, the Product or to CYTOVIA or its Affiliates.

1.44.	“Publication” shall have the meaning provided in Section 10.4.

1.45.	“Regulatory Approval” shall mean any and all approvals (including, if applicable, Pricing Approvals), licenses, registrations, or authorizations of any Regulatory Authority that are necessary for the development, use, importation, storage, transport and/or sale of the Product (as part of an NPP or otherwise) in any country in the Territory.

1.46.	“Regulatory Authority” shall mean any applicable supra-national, federal, national, regional, state, provincial or local regulatory agencies, departments, bureaus, commissions, councils or other entities regulating or otherwise exercising governmental authority in any jurisdiction in the Territory with respect to a Regulatory Approval.

1.47.	“Regulatory Documentation” shall mean all registrations, licenses, clarification letters, any documents received from local Regulatory Agencies, authorizations, renewals and approvals (including all Regulatory Approvals), all applications and correspondence submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority) in connection therewith, all supporting documents and all supporting documentation for required clinical studies and tests, in each case relating to the Product, including, where applicable in CTD format, and all data contained in any of the foregoing, including all advertising and promotional documents, Adverse Event files and complaint files.

1.48.	“New Products” shall mean all products, analogs, new formulations, molecules under discovery and molecules undergoing clinical development during the term of the Agreement that, in each case, are proprietary to and/or acquired by CYTOVIA, and that are either standalone products or products that could be or will become part of a combination therapy with either the Product or the Combination Therapy, including but not limited to AzixaTM and CrolibulinTM.

1.49.	“SDEA” shall have the meaning provided in Section 4.4.

1.50.	“Sublicensee” shall mean a Third Party to whom PINT or any of its Affiliates has granted a sublicense of rights granted under this Agreement to use, sell, offer for sale or import the Product in accordance with this Agreement, beyond the mere right to purchase such Product from PINT or its Affiliates.

1.51.	“Supply Agreement” shall mean the agreement with respect to the supply to PINT of the Product and the NPP Product described in Section 7 hereto.

1.52.	“Term” shall have the meaning provided in Section 11.1.

1.53.	“Territory” shall mean Argentina, Bolivia, Brazil, Chile, Colombia, Costa Rica, Cuba, Dominican Republic, Ecuador, El Salvador, French Guiana, British Guiana, Suriname, Guatemala, Haiti, Honduras, Mexico, Nicaragua, Panama, Paraguay, Peru, Uruguay and Venezuela (the “Territory”).

1.54.	“Third Party” shall mean any entity other than a Party or an Affiliate or Sublicensee of a Party.

1.55.	“Third Party Claim” shall have the meaning provided in Section 12.3(b).

1.56.	“Trademark” shall mean the trademark(s) under which the Product is to be Commercialized under this Agreement as set forth on EXHIBIT B.

1.57.	“Unit” shall mean a pack of fourteen vials of Product.

1.58.	“USD Equivalent” shall mean, for any amounts originally determined in a currency other than the U.S. Dollar, the amount determined by PINT as set forth in Section 7.1(d).

1.59.	“Valid Claim” shall mean, with respect to the Territory, a claim of an issued and unexpired patent within the CYTOVIA Patents in such Territory (or applications therefore, if pending for less than seven (7) years), which patent claims the composition of matter, formulation, manufacture or use of the Product and that (a) has not been revoked or held unenforceable or invalid in the Territory by a decision of a court or governmental agency of competent jurisdiction from which no appeal can be taken or no appeal has been taken within the time allowed for appeal, or otherwise has been dedicated to the public, and (b) has not been abandoned, disclaimed, canceled, denied or admitted to be invalid or unenforceable in the Territory. In the case a Patent has expired, a Valid Claim may be supported by CYTOVIA know how and exclusive data for the duration of the agreement and no less than 10 (ten) years.

1.60.	The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include” and “contain” (and their variant forms) shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” The word “any” shall mean “any and all” unless otherwise clearly indicated by context. Where either Party’s approval or consent is required hereunder, except as otherwise specified herein, such Party’s approval or consent shall be a prior written consent which may be granted or withheld in such Party’s discretion, but shall not be unreasonably denied, delayed or conditioned. The fact that a payment made to a Party is described herein as being non-refundable and non-creditable shall not act as a waiver or limitation on any claims for damages or other remedies made with respect to the goods or services for which such payment was made.

1.61.	Unless the context requires otherwise:

(a)	any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein);

(b)	any reference to any laws, codes or regulations herein shall be construed as referring to such laws as from time to time enacted, repealed or amended; any reference herein to any person shall be construed to include the person’s successors and assigns;

(c)	the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof;

(d)	all references herein to Articles, Sections or Exhibits, unless otherwise specifically provided, shall be construed to refer to Articles, Sections and Exhibits of this Agreement, which are an integral part of this Agreement;

(e)	all references to this Agreement shall include the agreements, documents and instruments to be entered into hereunder; and

(f)	all references to “dollars” shall be to the lawful currency of the United States of America.

2.	GOVERNANCE

2.1.	Alliance Managers. Each party shall designate a manager with appropriate authority and expertise to act as its alliance manager (each, an “Alliance Manager” and together the “Alliance Managers”). The Alliance Managers shall be the principal point of contact for all communications between the Parties hereunder. The Alliance Managers shall be responsible for coordinating the performance by the Parties of their obligations hereunder and ensuring proper communications between the Parties with respect thereto. Each Party may replace its Alliance Manager at any time by notice to the other Alliance Manager, effective upon receipt of such notice.

2.2.	Joint Operating Committee.

(a)	Establishment. The Parties hereby establish a Joint Operating Committee (the “JOC”). The JOC shall consist of such even number of individuals as shall be agreed by the Parties, and at least one (1) of whom shall be an Alliance Manager designated by each Party. The members of the JOC shall be managers with appropriate authority and expertise for performing activities in connection with the Commercialization Plan and obtaining Regulatory Approvals for the Product and the Commercialization of the Product and/or matters related to the supply of the Product to PINT. A Party may from time to time by notice change its attendee(s) on the JOC and/or designate a substitute employee to temporarily attend and perform the functions of such Party’s attendee at any meeting of the JOC. The JOC shall meet or discuss at least once every six (6) weeks or upon request of a Party, beginning no later than three (3) weeks after the Effective Date, by any means they deem appropriate. All discussions shall be held in English. In the event individual(s) from a Party cannot speak easily understandable English, this Party shall attend to the JOC with a translator, at such Party’s own cost.

(b)	Decisions. The JOC will be chaired by PINT’s Alliance Manager. The Alliance Managers shall have the sole votes of the JOC, and all decisions of the JOC shall be made by unanimous vote, provided, that, if the voting members of the JOC are unable to reach a decision by unanimous vote, it is agreed that either Party may refer the matter to the JSC.

(c)	Purpose and Powers. The members of the JOC shall be responsible for coordinating the day-to-day performance by the Parties of their obligations hereunder, including (i) finalizing, implementing and supervising the supply and quality control activities concerning the Product , (ii) reviewing the status of initiatives for obtaining and maintaining Regulatory Approvals, (iii) reviewing the Commercialization of the Product in the Territory, and (iv) aligning the Parties’ strategy for the promotion of the Product in the Territory with the Commercialization activities of the Product outside of the Territory undertaken by CYTOVIA. The JOC shall review the Commercialization Plan at least once each Calendar Year, in the fourth Calendar Quarter, and such Commercialization Plan may be amended by decision of the JOC, effective the first Calendar Quarter of the next Calendar Year or such other times as may be agreed by the Parties. Any Commercialization Plan as so amended shall be deemed to be attached as Exhibit C. The JOC shall have no authority to take any action or implement any decision except as specifically set forth in this Section 2.2. The JOC shall not have the authority to change, modify, or amend this Agreement, or waive any term or condition of this Agreement. However, the JOC shall have the right to propose to JSC any recommendations, mutual agreements, plans or actions that are considered under its understanding as an improvement of the business and are not included in the present agreement but could be included, after mutual approval by JSC and ratified by the Board of each Party when needed, as an amendment to the conditions of the present agreement (the“JOP Proposal”).

(d)	Chairperson. Upon the Effective Date, the chairperson of the JOC shall be the member designated by PINT, however, the Chairperson shall be nominated alternatively by one of the Parties at the beginning of each year and each Party shall have such right every second year respectively. The Chairman shall be responsible for preparing the agenda and minutes of meetings of the JOC. The minutes shall be prepared no later than fifteen (15) working days after the date of the meeting to which they relate.

2.3.	Joint Steering Committee.

(a)	Establishment. The Parties hereby establish a Joint Steering Committee (the “JSC”), which shall initially consist of the Chief Executive Officer and Alliance Manager of each Party. A Party may from time to time, upon consent by the other Party, change its attendee(s) on the JSC and/or designate a substitute senior manager representative to temporarily attend and perform the functions of such Party’s designee at any meeting of the JSC. The JSC shall meet at such times as it may agree in person or via telephone or other mutually accepted means of communication, and shall meet once each Calendar Quarter and/or promptly within thirty (30) calendar days after the submission of any matter requiring resolution by the JSC. All discussions shall be held in English. In the event individual(s) attending such meeting on behalf of a Party cannot speak easily understandable English, such Party shall arrange for a translator to be present, at such Party’s cost.

(b)	Chairperson. Upon the Effective Date the Chairperson of the JSC shall be the member designated by CYTOVIA, however, the Chairperson shall be nominated alternatively by one of the Parties at the beginning of each year and each Party shall have such right every second year respectively.The chairperson of the JSC shall be responsible for preparing minutes of meetings of the JSC, no later than fifteen (15) working days after the date of the meeting to which they relate.

(c)	Purpose and Powers. The members of the JSC shall be responsible for coordinating the overall relationship of the Parties as it relates to this Agreement, including attempting to resolve disputes elevated to it from the JOC under Section 2.2(b).

(d)	Decisions. All decisions of the JSC shall be made by unanimous vote or unanimous written consent of both Parties, with each Party having, collectively among its respective designees, one vote in all decisions. The members of the JSC shall decide all matters assigned to the JSC under this Agreement or otherwise referred to it by written agreement of the Parties. Notwithstanding the foregoing, in the event of a tie vote, PINT shall have the final decision-making power for questions which can be demonstrated to have a direct impact on PINT’s Territory. The JSC shall have no authority to take any action or implement any decision except as specifically set forth in this Section 2.3. In the event that the actions of the JSC are inconsistent with the terms and conditions of this Agreement, then the applicable terms and conditions of this Agreement shall govern. However, in the event that the JSC receives a JOC Proposal, The JSC shall have the authority to study and review such JOP Proposal and, if mutually approved by Chief Executive Officers and duly ratified when needed by the Board of each of the Parties, change, modify, or amend this Agreement, or waive any term or condition of this Agreement according to the approved decision.

2.4.	Information. Both parties agree to keep the JOC reasonably informed in respect of the Commercialization of the Product in the Territory and Globally pursuant to their authority and responsibility set forth in Section 5.1. In particular CYTOVIA shall: (a) provide the JOC with copies of CYTOVIA’s annual Product marketing plans, information regarding CYTOVIA’s Commercialization strategy, and updates regarding the foregoing and the progress of CYTOVIA’s Commercialization activities; and (b) promptly advise the JOC of any unforeseen material problems or delays encountered since the date of its last report in connection with the Commercialization activities. Both parties may provide a marketing plan that at a minimum includes details on product positioning, NPP, market share projections, deployment and coverage details, patient/prescriber feedback, and reimbursement status, strategies and rates.

2.5.	Expenses. Each Party shall be responsible for all travel and related costs and expenses for its members and approved invitees to attend meetings of, and otherwise participate in, the JOC and the JSC.

2.6.	Change of Control of CYTOVIA. In the event of a Change of Control of CYTOVIA, if the person or entity controlling CYTOVIA after such Change in Control commercializes products that are indicated for use in one or more of the same patient populations as the Product, PINT shall have the right to require CYTOVIA to implement such limitations on the powers of the Joint Operating Committee and the Joint Steering Committee and on PINT’s obligations to provide documents or information to such committees or more generally to CYTOVIA, and such further provisions concerning PINT’s Confidential Information, in each case as may be reasonably necessary to protect PINT’s competitive interests.

3.	GRANT OF RIGHTS

3.1.	CYTOVIA Technology.

(a)	License to CYTOVIA Technology. Subject to the terms and conditions of this Agreement and throughout its term, CYTOVIA hereby grants to PINT and its Affiliates (only during such time as such Affiliates meet the definition of Section 1.2) an exclusive license, which may be sublicensed as provided herein, under the CYTOVIA Technology and Improvements thereto, to use, sell, offer for sale, have sold and import (but not to manufacture, have manufactured or export) the Product in the Field in the Territory. Pursuant to the license granted under this Section 3.1(a), and subject to the confidentiality obligations of Section 10, PINT and its Affiliates and its Sublicensees shall have the right to reference and use all Regulatory Documentation and any data included, referenced or required by the regulatory agencies in the Territory therein within the CYTOVIA Know-How for the purposes of obtaining a Regulatory Approval or a Pricing Approval and for implementing the Commercialization activities with respect to the Product in the Field in the Territory in accordance with the terms and conditions of this Agreement.

(b)	License to CYTOVIA Technology outside the Field. CYTOVIA hereby grants to PINT and its Affiliates a non-exclusive license under the CYTOVIA Technology for research and development activities conducted in the Territory. However any development outside the Field in the Territory should be approved by Pint in writing.

(c)	Provision of Know-How. CYTOVIA shall disclose to PINT all CYTOVIA Know-How promptly after the Effective Date and from time to time during the Term in order to facilitate the registration of the Product in the Territory. Subject to the confidentiality obligations of Section 10, PINT shall have the right to reference and use all CYTOVIA Know-How thus disclosed for the purposes of Regulatory Approvals, Pricing Approvals and Commercialization activities with respect to the Product in the Field in the Territory in accordance with this Agreement.

(d)	Sublicence. PINT shall have the right to grant sublicenses of the rights granted to it under Section 3.1(a) and (b) to its Affiliates and to Sublicensees, provided, however, that PINT (i) with respect to Sublicensees that are not Affiliates of PINT, provides advance written notice to CYTOVIA prior to entering into negotiations for such a sublicense and makes reasonable efforts to accommodate any feedback from CYTOVIA; (ii) enters into a sublicense agreement with each Sublicensee under which each Sublicensee is subject to obligations no less onerous than those of PINT hereunder; and (iii) at all times remains responsible to CYTOVIA for all of its obligations under this Agreement and for the performance of its Sublicensees and Third Party contractors under this Agreement. Each such sublicense shall be fully consistent with the terms of this Agreement. Without limiting the generality of the foregoing, the terms and conditions of Section 11 “Confidentiality” shall be properly reflected in the sublicense agreement. PINT shall, during the Term of this Agreement, at all times ensure the observance and performance by every Sublicensee of the provisions of each sublicense of rights to use hereunder. PINT shall remain CYTOVIA’s sole interlocutor and shall directly indemnify CYTOVIA against any loss, damages, costs, claims or expenses which are awarded against, or incurred by CYTOVIA as a result of any breach by any Sublicensee of any of the terms and conditions hereof. PINT shall provide CYTOVIA with a copy of each such sublicense it grants within thirteen (30) days after its signature by PINT and its Sublicensee, and may redact from the copy provided only those of its financial terms that are entirely unrelated to the computation of amounts that may become due to CYTOVIA. PINT understands and agrees that none of its permitted sublicenses hereunder shall reduce in any manner any of its obligations set forth in this Agreement.

(e)	Field, Territory and Product Extensions. CYTOVIA shall advise PINT, through the JOC, of the initiation by CYTOVIA of a formal program (as opposed to simple feasibility studies, planning or preparation) (i) to expand the indications of the Product beyond the Field, (ii) to Commercialize the Product in a formulation other than a formulation intended for injection, (iii) to sublicense rights to the Product comparable to those granted to PINT hereunder in a territory (other than the Territory or a portion thereof) that PINT has designated by notice as a territory in which PINT has operations or intends to commence operations by the time such program is to be implemented; or (iv) to commercialize products that are indicated for use in one or more of the same patient populations as the Products. In each such case, CYTOVIA shall so advise PINT no later than thirty (30) days prior to entering into any agreement with a Third Party that would conflict with CYTOVIA’s granting rights to PINT with respect thereto. During such period, PINT shall have an opportunity to make a proposal for continuing discussions with respect to such matters. For the avoidance of doubt, the sole purpose of the rights granted under this Section 3.1(e) shall be to give PINT an opportunity to initiate discussions with CYTOVIA with respect to such matters, and neither Party shall be obligated to enter into any agreement or any amendment of this Agreement with respect to such matters, and will be bound only by a written agreement or amendment duly signed on its behalf by an authorized officer.

3.2.	Trademark License.

(a)	License to Trademark. Subject to the terms and conditions of this Agreement, CYTOVIA hereby grants to PINT the right to use the Trademark for the Product and of CYTOVIA itself on all materials needed for unbranded and branded campaigns, subject in all cases to CYTOVIA’s prior review and approval of such materials and such approval not to be unreasonably withheld, conditioned or delayed. PINT shall not market the Product under any other trademark without the prior written approval of CYTOVIA and such approval not to be unreasonably withheld, conditioned or delayed. For avoidance of the doubt, as a Marketing Authorizasion Holder, Pint shall be entitled to include, at least, its Logo. Furthermore, in those markets where CYTOVIA has not filed for registration of the Trademark, PINT shall have the responsibility to file for registration and will own such registration in the applicable country or region. PINT’s Affiliate or Sublicensee to whom rights are sublicensed under Section 3.1 shall use the Trademark in connection with the Product in the Territory. Each such sublicense of rights to the Trademark shall be fully consistent with the terms of this Agreement. PINT shall provide CYTOVIA with a copy of each such sublicense it grants within thirteen(30) days after its signature by PINT and its Sublicensee, but may redact in the copy provided only those financial terms that are entirely unrelated to the computation of amounts that may become due to CYTOVIA.

(b)	Quality Control. The nature and quality of the Product advertised or sold by PINT on which the Trademark and/or any trademark of CYTOVIA itself appears shall conform to quality standards and product specifications for packaging and quality control of the Product mutually agreed between CYTOVIA and PINT. PINT agrees to cooperate with CYTOVIA to enable CYTOVIA to control the nature and quality of the use of such trademarks such that CYTOVIA may verify that the use of the trademarks is consistent with the agreed quality standards and product specifications. From time to time and upon request by CYTOVIA, PINT shall provide CYTOVIA with samples of the materials on which the Trademark appears for Commercialization of the Product.

(c)	Ownership; Rights as Between Parties. To the extent that PINT pursues registrations of the Trademark in the Territory as set forth in Section 3.2(a), PINT shall own and shall retain the ownership, at its own expense, of the entire right, title and interest in and to such registrations for the Trademark in the Territory. PINT acknowledges, as between the Parties, the exclusive right, title and interest of CYTOVIA outside the Territory in and to the Trademark and will not do or cause to be done any act or thing contesting or, in any way, impairing or tending to impair any part of said right, title and interest. PINT will not make any representations or take any actions, which may be taken to indicate that it has any right, title or interest in or to the ownership or use of the Trademark except as expressly set forth herein, and acknowledges that nothing contained in this Agreement shall give PINT any right, title or interest in or to the Trademark and/or any trademark of CYTOVIA itself outside the Territory.

(d)	Reasonable Assistance. CYTOVIA will, upon request, supply PINT or its authorized representative with any information as to its use of the Trademark which PINT may require and will render any assistance reasonably required by PINT in securing and maintaining the registration(s) of the Trademark in the Territory at PINT’s sole cost and expense.

3.3.	Right of First Refusal for New Products. CYTOVIA hereby grants to PINT and its Affiliates a Right of First Refusal to any CYTOVIA New Products in the Territory during the Term of the present Agreement.

In the event that CYTOVIA obtains the rights with respect to any New Products in the Territory, CYTOVIA shall inmediately notify PINT with a written offer for license or distribution with respect to a New Product in the Territory (“New Product Offer”) and PINT shall have a Right of First Refusal with respect thereto, subject to the following conditions:

(a)	In the event that PINT decides to license/distribute and commercialize such New Product(s) in the Territory, PINT shall notify CYTOVIA its acceptance of such New Product Offer in written notice within thirty (30) days after the date of notification by CYTOVIA to PINT and the Parties shall sign a Binding Term Sheet with respect thereto. Furthermore, the Parties shall finalize a License or Distribution Agreement based on such Binding Term Sheet during the following five (5) months. The terms set forth in Section 1.2 of Exhibit D shall be executed by the Parties once all conditions for the commercialization of the combination therapy in the LATAM region have been met. In the event that no Agreement is achieved between the Parties within five (5) months after the signature of the Binding Term Sheet, CYTOVIA shall remain free to grant the license to another partner provided, however, that the terms of New Product Offer by CYTOVIA to such partner(s) are not more favorable than those described in the New Product Proposal notified to PINT and PINT shall have no further rights associated therewith.

(b)	In the event that (i) PINT notifies CYTOVIA that it is not exercising its rights under this Section 3.3 to potentially undertake the commercialization of such New Product(s) Offer in the Territory, or (ii) CYTOVIA does not receive a complete reply from PINT (as described in Section 3.3 (a)) within thirty (30) days after the date of notification by CYTOVIA to PINT, then CYTOVIA shall be free to grant the license to another partner provided, however, that the terms of New Product Offer by CYTOVIA to such partner(s) are not more favorable than those described in the New Product Proposal notified to PINT and PINT shall have no further rights associated therewith.

3.4.	Retained Rights; No Implied Licenses. CYTOVIA shall, outside the Territory, own and shall retain the ownership of the entire right, title and interest in and to the CYTOVIA Technology, Information included in or relating to the CYTOVIA Technology, Improvements thereto (including Improvements that are conceived, discovered, developed or otherwise made by or on behalf of PINT or its Affiliates or Sublicensees, whether or not patentable, subject to Section 8.1(b) hereof), and the Trademark.

3.5.	In each country in the Territory, PINT shall use commercially reasonable efforts to:

(a)	Timely perform its obligations under Commercialization Plan;

(b)	Receive, transport, store and dispose of the Product in compliance in all material respects with all requirements of applicable law; and

(c)	Complete, at its sole expense, any and all studies, additional development activities or technical transfer required as a condition of obtaining and maintaining any Regulatory Approval in the Territory.

4.	REGULATORY.

4.1.	General.

(a)	CYTOVIA shall provide the necessary support to PINT on all its Marketing Authorization filings and approvals for the Product.

(b)	CYTOVIA shall provide PINT with the latest and most up to date Dossier to be used for the Regulatory Submission, Maintainance and Approval of the Products in the Territory, and shall not withhold any relevant documentation and data requested by the Regulatory Authorities. This includes, but is not limited to PoA, CPPs, GMPs, CTD, Batch Master Records (BMRs), Stability Studies including forced degradation data for Zone: IVA and IVB as promptly as practicable, signed original documentation, explanation letters following the Effective Date and post-marketing safety documents.

(c)	PINT shall be the applicant for all Regulatory Approvals and holder of all Regulatory Approvals for the Commercialization of the Product (the “Marketing Authorization Holder”) in the Territory. PINT shall be fully responsible for the content of all applications for such Regulatory Approvals submitted to competent Regulatory Authorities.

(d)	CYTOVIA shall provide all necessary paperwork, samples, standards and impurities for such filings for Regulatory Approvals in the Territory. If CYTOVIA is not the holder of the Regulatory Approval in either the EMA or FDA, it shall use Commercially Reasonable Efforts to ensure that the Marketing Authorization Holder will provide PINT all necessary documentation, samples, standards and impurities to satisfy the requirements of the Regulatory Authorities to grant the Regulatory Approvals in the Territory.

(e)	PINT shall, at its own cost and under its sole risk and responsibility, use Commercially Reasonable Efforts to conduct all regulatory activities for the Product (including, for the avoidance of doubt, the NPP Product) in the Territory, related to the preparation and maintenance of applications and other Regulatory Documentation, compliance with the registration procedures, payment of regulatory fees and maintenance of all Regulatory Approvals (including renewal applications). These activities shall include, but are not limited to:

-	Contacting Regulatory Authorities and/or the ministry of health in each country in the Territory for any regulatory matter related to the Product;

-	Preparing all Regulatory Documentation and performing all regulatory submissions to each competent Regulatory Authority;

-	Handling all registration and post-registration (maintenance) procedures; however CYTOVIA agrees to provide PINT with all post-marketing safety documentations when requested by th Regulatory Authorities.

-	Handling all procedures related to applications for Pricing Approvals for the Product in the Territory;

-	Providing CYTOVIA with regulatory support in case of inspection and/or questions related to regulatory activities in the Territory;

-	Informing CYTOVIA immediately in case of the occurrence of any urgent regulatory matter (including but not limited to regulatory inspection, application refusal, Marketing Authorization suspension or withdrawal), within forty-eight (48) hours after the occurrence;

-	Providing CYTOVIA with Regulatory Documentation to be submitted to Regulatory Authorities (along with any technical information submitted, including Product specifications, if requested by CYTOVIA), including the initial submission and any reply to a List of Questions (LoQ) issued by the respective Regulatory Authority; and

-	Supervising the preparation, conduct and follow-up of regulatory inspections.

(f)	PINT shall be solely responsible for all costs, fees and expenses incurred in connection with preparing, submitting, amending and supplementing any applications for Regulatory Approvals for the Product in the Field in the Territory (including, for the avoidance of doubt, the NPP Product). In the event that the relevant Regulatory Authority requires a mandatory clinical study for obtaining the Marketing Authorization, PINT shall be responsible for all costs and CYTOVIA shall provide free samples for such studies. In the event that the relevant Regulatory Authority requires a GMP/GLP inspection plant at CYTOVIA’s or CMO’s, PINT shall perform a previous internal audit to CYTOVIA’s or CMO’s plant in order to define the preventative actions to be implemented before the inspection. Any reasonable preventative actions suggested by PINT’s internal auditors shall be implemented in the manufacture plant at CYTOVIA’s or its CMO’s costs before local authority inspection. In the event that such GMP/GLP inspection indicates after its inspection any other corrective actions to be implemented, then CYTOVIA or its CMO shall undertake such reasonable actions at its sole expense. If, despite the foregoing, the regulatory filing is rejected by the relevant Regulatory Authority, in whole or in part, due to a failure directly attributable to CYTOVIA or its CMO as a result of not undertaking an action suggested by PINT’s internal auditors or through a GMP/GLP inspection, then PINT shall be entitled to reimbursement of all registration fees and expenses sustained by PINT for seeking to register the Product in such country; provided, however, that if the regulatory filing is rejected by the relevant Regulatory Authority for reasons in addition to the aforesaid failure by CYTOVIA or its CMO, then the Parties shall determine a reasonable allocation (percentage) of fault as between CYTOVIA or its CMO, on the one hand, and PINT, on the other, and CYTOVIA or its CMO shall only reimburse PINT for its pro rata portion of the expenses based on the allocation of fault.

(g)	PINT shall make Commercially Reasonable Efforts to conduct all regulatory and administrative actions necessary to obtain Pricing Approval in each country of the Territory at its own costs. CYTOVIA shall provide any information or paperwork requested or needed in order for PINT to best negotiate price in the Territory.

(h)	PINT will keep CYTOVIA informed of any regulatory activities in the Territory which might affect the Product (including, for the avoidance of doubt, the NPP Product) and Commercialization thereof. PINT will provide a copy of main correspondence with the Regulatory Authorities.

(i)	PINT will own all rights, title and interest in and to all data, documents and information submitted in connection with regulatory filings for the Product (including, for the avoidance of doubt, the NPP Product) in the Territory, from the moment of their creation or acquisition by PINT. PINT hereby grants to CYTOVIA a license to use all such materials as may be reasonably required by CYTOVIA, its Affiliates and licensees for pursuing and maintaining regulatory approvals and marketing authorizations outside of the Territory.

4.2.	Record Keeping; Audit for Cause. Each Party shall maintain, or cause to be maintained, records of its respective development and regulatory activities with respect to the Product in the Field in the Territory in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes, which shall be complete and accurate and shall fully and properly reflect all work done and results achieved in the performance of its respective development activities, and which shall be retained by such Party for at least ten (10) years after the termination of this Agreement, or for such longer period as may be required by applicable law. Each Party shall have the right, during normal business hours, upon at least working (10) days prior notice and without charge, to inspect and copy any such records, except in the event of an audit for safety reason; provided, however, that, except in the event of an “audit for cause,” neither Party shall have the right to conduct more than one such inspection in any twelve (12) month period. “Audit for cause” shall mean any audit conducted by CYTOVIA by reason of any perceived material deficiencies of PINT or its Affiliates or Sublicensees relating to the activities contemplated hereunder.

4.3.	Cooperation. The Parties shall cooperate in good faith with respect to obtaining and maintaining the Regulatory Approvals for the Product (including, for the avoidance of doubt, the NPP Product) and PINT shall keep CYTOVIA informed, through the JOC, with respect to all matters related to the Regulatory Approvals for the Product in the Territory. At each meeting of the JOC, PINT shall provide CYTOVIA with summaries of meetings or teleconferences with any Regulatory Authority relating to the Product since the last meeting of the JOC.

4.4.	Pharmacovigilance and Product Complaints.

(a)	Pharmacovigilance. CYTOVIA and PINT shall agree on a principal pharmacovigilance system where CYTOVIA and PINT shall define and finalize a separate Safety Data Exchange Agreement (“SDEA”), no later than one (1) month before the earliest expected date for First Commercial Sale or first administration under an NPP. The SDEA shall define the guidelines and procedures the Parties shall follow to protect patients who receive the Product (including, for the avoidance of doubt, the NPP Product) and promote their well-being, including guidelines and procedures for the receipt, investigation, recordation, communication and exchange (as between the Parties) of safety information such as Adverse Events, pregnancy exposure, lack of efficacy, misuse/abuse, and any other information concerning the use and safety of the Product). Such guidelines and procedures will be in accordance with, and enable the Parties to fulfill, local and international reporting obligations to Regulatory Authorities and any other requirements of applicable law. Furthermore, such procedures shall be consistent with relevant laws and regulations in the Territory and International Council for Harmonization (ICH) guidelines, except where said guidelines may conflict with existing local regulatory safety reporting requirements, in which case local reporting requirements shall prevail. Without limiting the generality of the foregoing, the SDEA shall also provide that all safety data regarding a licensed or a NPP product makes its way quickly and reliably back to the globally responsible person for pharmacovigilance so that they may fulfill their legal obligations to aggregate safety data and to submit safety reports in a timely manner according to the timelines defined in ICH or other applicable regulations, and shall therefore further include, without limitation, the following provisions:

(i)	Each Party shall designate and indicate in the SDEA a local responsible contact or qualified person, who is the pharmacovigilance reference person for communications, and ensure a backup qualified person is available, as needed;

(ii)	Each Party shall notify the other Party of the name, address and contact details of the relevant individual, or any changes to the relevant person, specified in Section 4.4(a)(i) within five (5) business days in writing (which may be by e-mail) to the other Party’s reference person;

(iii)	CYTOVIA shall maintain the centralized database for the collection and maintenance of all worldwide Adverse Event data related to the Product received by both Parties under the scope of this Agreement, and shall maintain a system to collect, collate, and evaluate pharmacovigilance data;

(iv)	PINT shall not have direct access to CYTOVIA’s global safety database; however, upon reasonable notice, CYTOVIA shall provide to PINT, within a mutually agreeable timeframe, such information as is reasonably requested by PINT to report and respond to inquiries from Regulatory Authorities and to otherwise meet regulatory or legal obligations in its Territories;

(v)	PINT shall be responsible for the performance of pharmacovigilance obligations with respect to the Product in its Territories regardless of any permitted delegation and/or sub-contracting of such obligations to any such Affiliate and/or sublicensee;

(vi)	PINT shall forward all information that it receives that meets minimum information for data exchange standards, regardless of source, to the appropriate CYTOVIA mailbox identified in the SDEA; and

(vii)	CYTOVIA shall be responsible for performing signal detection on all information concerning the safety of the Product that is obtained from any source, and shall review potential safety signals to analyze the impact of cumulating safety data on the established safety profile of the Product, whereby any changes to the established safety profile of the Product shall be provided to PINT taking into consideration the urgency of the matter and applicable law.

(b)	Product Complaints. PINT shall notify CYTOVIA as soon as possible but at least within five (5) days of any Customer complaints that relate to the manufacture of the Product (including, for the avoidance of doubt, the NPP Product. CYTOVIA shall conduct investigations to determine the validity and cause of the complaint and will use its Commercially Reasonable Efforts to report the findings of such investigation to PINT within thirty (30) business days.

5.	COMMERCIALIZATION ACTIVITIES.

5.1.	General.

(a)	PINT shall, at its own expense, use its Commercially Reasonable Efforts to Commercialize the Product in the Field in each country in the Territory to all significant Customers. CYTOVIA shall provide to PINT all reasonably necessary pre-launch, launch and post-launch promotional and training activities, in order to maximize sales of the Product and meet the needs of Customers and Consumers in the Territory. For the avoidance of doubt, except as otherwise expressly provided herein, PINT shall bear and perform all transportation, customs, sales or import taxes and formalities required for the importation of the Product and all expenses related to the Commercialization of the Product in the Territory shall be PINT’s sole responsibility.

CYTOVIA shall, as its own expense, use Commercially Reasonable Efforts to provide reasonable support PINT to successfully Commercialize the Product in the Territory.

(b)	Without limiting the foregoing, PINT and CYTOVIA agree that Commercially Reasonable Efforts shall include, but are not limited to the following:

(i)	CYTOVIA or an Affiliate or licensee thereof shall maintain a Marketing Authorization in a Reference Country and provide PINT copies of all branded and unbranded Promotional Materials used for the pre-launch and launch activities of the Product as well as any other materials used to promote and to train its sales force or medical personnel on the Product and the disease. PINT shall be responsible for translating such materials and for developing pre-launch, launch and post-launch promotional and training activities, as needed, in order to maximize sales of the Product and to meet the needs of Customers and Consumers in the Territory.

(ii)	PINT and CYTOVIA shall timely and completely perform their obligations agreed during JSC sessions.

(iii)	CYTOVIA shall manufacture, store and dispose of the Product in compliance with all requirements of applicable law.

(iv)	PINT shall receive, transport, store, commercialize and dispose of the Product in compliance in all material respects with all requirements of applicable law.

(v)	PINT shall be responsible for ensuring the proper implementation of the Commercialization Plan and for funding all expenses related thereto.

(vi)	PINT shall keep CYTOVIA informed, on a quarterly basis, of the quantities of Product sold at the wholesale and retail levels, all NPP sales, and the number of total prescriptions and inventory of Product per country in the Territory.

(vii)	PINT shall establish and maintain programs to educate physicians in the use of the Product and increase Product awareness, such programs to be in strict conformity with all applicable laws, regulations and customary or recommended industry practices.

5.2.	NPP Product Commercialization Activities.

(a)	As PINT may, from time to time, receive requests for the Product under a named-patient program or similar kind of program or framework which, in effect, allows PINT to provide physicians, healthcare professionals, patients or any other person with a drug/medicinal product which has not yet been approved (such program, the “NPP”), it is hereby understood and agreed between the Parties that for sales or other distribution of Product under such NPP, PINT shall comply with applicable laws in each of the countries in the Territory regarding marketing, sales and other distribution of Product for or under a NPP.

(b)	PINT shall, at its own cost and under its sole risks and responsibility, devise and implement the best strategy related to the NPP Product in the Territory.

(c)	The terms and conditions upon which PINT shall Commercialize the NPP Product shall be set forth by the JOC.

5.3.	Promotional Material.

(a)	CYTOVIA shall provide PINT with all open files (editable files) of branded and unbranded Promotional Materials used for the pre-launch, launch and post-launch activities of the Product as well as any other materials used to promote and to train its salesforce on the Product. PINT shall translate such materials and when needed develop its own materials based thereupon. PINT shall be able to include its logo on Product marketing materials.

(b)	All Promotional Materials shall clearly indicate that PINT is the Marketing Authorization Holder in the Territory, as applicable.

5.4.	Domain Names and Websites. Based on CYTOVIA’s Websites, PINT may develop, translate, register, use and maintain domain names and website(s) associated with the Product in the Territory, to the extent permissible under applicable laws, regulations and industry codes on the condition that the domain name is free to be used. Such websites shall be solely in the principal language used in the Territory and shall not include any materials that could constitute the active solicitation of sales outside of the Territory. PINT shall be responsible for the approved domain name registration and any required filing of approved domain names and website content with any Regulatory Authority and for complying, after consultation with CYTOVIA, with all requests by any Regulatory Authority in the Territory relating to the domain name or website content.

6.	Supply.

(a)	Supply Agreement. The Parties agree to enter into an agreement with respect to the supply of Product (including the NPP Product) for Commercialization in the Territory (such agreement is referred to herein as the “Supply Agreement”), which such Supply Agreement shall further include, without limitation, the following provisions:

(i)	a representation by CYTOVIA that the CMO it designates for supply of Product to PINT is a qualified GMP compliant supplier of the Product for this purpose and will deliver the product to PINT on behalf of CYTOVIA;

(ii)	the provision to PINT of information and support concerning the manufacturing of Products (including the NPP Product), including but not limited to information and support in connection with obtaining and/or maintaining Regulatory Approvals in the Territory (such as providing responses to questions related to the manufacture of the Product, current good manufacturing practices certificates, existing packaging and labeling materials in mock-up form, and any information related to the development of packaging materials);

(b)	provisions for back-up supply arrangements, such that, should for any reason CYTOVIA and/or its CMO, as applicable, be unwilling or unable to provide supplies of Product (including the NPP Product) to PINT, the Parties shall promptly consult with each other concerning alternative supply arrangements and, should PINT so request by notice, enter into good faith negotiations with respect to back-up supply arrangements or, in the event that the Parties cannot agree following good faith negotiations on reasonable back-up supply arrangements, then the Parties shall discuss the license to PINT by CYTOVIA of manufacturing rights for the Product for the Territory; and if CYTOVIA is unable to supply the Product to PINT, whether itself, through an Affiliate or a CMO, and PINT is forced to arrange its own CMO then Transfer Price will be reduced from a 35% royalty to 10% royalty under this Agreement.

(c)	Supplies to PINT Affiliates and Sublicensees. As between the Parties, PINT shall be responsible for supplying the Product to its Affiliates and Sublicensees.

6.2.	Territory Compliance.

(a)	CYTOVIA and its Affiliates or other partners and licensees shall not, directly or indirectly, actively Commercialize the Product in the Territory.

(b)	PINT and its Affiliates and sublicensees, shall not, directly or indirectly, actively Commercialize the Product outside the Territory.

(c)	For this purpose, “actively Commercialize” shall include, without limitation, the use of a warehouse, office or other facility for the purpose of Commercialization of the Product, and actively approaching individual physicians, practitioners Customers and Consumers outside of the Territory (by for instance direct mail, including the sending of unsolicited e-mails, visits or through advertisement in media, on the internet or other promotions targeted at such Third Parties). For avoidance of doubt, PINT may however engage the services of quality labs outside the Territory with the sole purpose of Commercializing the Product in the Territory.

6.3.	Compliance with Laws. Each Party shall comply with all applicable present and future orders, regulations, requirements and laws of any applicable Regulatory Authority or other governmental authority in the performance of its obligations under this Agreement.

7.	PAYMENT; REPORTS; AUDITS

7.1.	Payment; Reports.

(a)	In consideration of the rights and licenses granted by CYTOVIA to PINT hereunder, PINT shall pay to CYTOVIA the amounts described in the Financial Conditions attached hereto as EXHIBIT D. All payments due under this Agreement shall be paid within ninety (90) days of the date of invoice unless a specific payment date or method is specifically provided in EXHIBIT D.

A quarterly report of Unit quantities of Product sold per country shall be provided by PINT to CYTOVIA, no later than fifteen (15) business days after the end of each Calendar Quarter. It should specify the quantity of Product sold at the wholesale and retail levels and the prescribed quantity of NPP Product. Such report shall provide in sufficient detail the Net Sales of the Product to enable CYTOVIA to confirm the accuracy of all payments due under EXHIBIT D, including, without limitation, the numbers of Units of the Product and the NPP Product sold, the aggregate gross sales price for such Units (in its native currency), and a description of the amount and justification for an any deductions made to such aggregate gross sales in determining the reported Net Sales. PINT shall keep, and shall cause its Affiliates and Sublicensees to keep, complete and accurate records pertaining to the sale or other disposition of Product in sufficient detail to permit CYTOVIA to confirm the accuracy of all payments due hereunder. A reporting template for such Calendar Quarter report will be provided by PINT’s financial department.

(b)	CYTOVIA shall send invoices to PINT to the following address:

Pint Pharma International Route de Chenaux 9

1091	rg-en-Lavaux Switzerland

(c)	All payments hereunder shall be made in U. S. Dollars ($) or, if stated in European euros (€). All payments from PINT to CYTOVIA shall be made by bank wire transfer of immediately available funds, net of expenses and fees of transmission, to the following bank account or such other bank account as CYTOVIA may indicate (in the next months) with not less than ten (10) days’ prior notice:

CYTOVIA

Bank TBC

IBAN SWIFT

The JSC will establish the commercial strategy for prices and/or pricing guidelines applicable to sales in the Territory.

(d)	Exchange Rates; Currency Transfer Restrictions. The conversion of amounts from any currency other than U.S. Dollars to U.S. Dollars shall be made by PINT at the average of the rates of exchange for the relevant currency as published by the Wall Street Journal, European Edition for the relevant Calendar Quarter or other period. If any restrictions on the transfer of currency exist in any country or other jurisdiction so as to prevent PINT from making payments to CYTOVIA, then PINT shall use Commercially Reasonable Efforts to obtain a waiver of such restrictions or to otherwise enable PINT to make such payments. If PINT is unable to do so, PINT shall make such payments to CYTOVIA in a bank account or other depository designated by CYTOVIA in such country or jurisdiction, which payments shall be in the local currency of such country or jurisdiction, unless payment in U.S. dollars is permitted. Any payment by PINT to CYTOVIA in currencies other than U.S. dollars shall be calculated using the aforesaid rates of exchange.

(e)	Taxes; Tax Withholding. All amounts to be paid hereunder are stated before VAT, GST, sales, export or import duties or any similar tax or duties, which will be paid by the paying Party at the rate and in the manner from time to time prescribed by law. In such event, the receiving Party shall include in any invoice all details reasonably requested by the paying Party to allow the paying Party to recover such taxes, if recoverable. Each Party shall pay any and all other taxes levied on account of all payments it receives under this Agreement. If any applicable laws or regulations require that taxes be withheld with respect to any payment under this Agreement, the paying Party shall, after providing prior notice thereof to the receiving Party: (i) deduct those taxes at the rate applicable to the payments according to applicable tax law from the remittable payment; (ii) declare and pay such deducted taxes to the proper taxing authority; and (iii) send evidence of the obligation together with proof of tax payment to the receiving Party on a timely basis following that tax payment. Each Party agrees to cooperate with the other Party in claiming refunds or exemptions from such deductions or withholdings under any relevant agreement or treaty which is in effect.

7.2.	Audits.

(a)	During the Term and for a period of two (2) years thereafter, PINT (and its Affiliates and Sublicensees) shall keep complete and accurate records pertaining to the Net Sales generated by the Product in the Field in the Territory (including, depending on the Territory, accurate records on sales by Affiliates and Sublicensees of PINT) or any other disposition of the Product and its and their activities hereunder, in sufficient detail to permit CYTOVIA to confirm the accuracy of all payments due hereunder. CYTOVIA shall have the right to cause an independent, certified public accountant reasonably acceptable to PINT to audit such records to confirm payments for a period covering not more than the Calendar Year in which such audit is being performed and the two (2) preceding full Calendar Years. Such audits may be performed during normal business hours upon ninety (90) days’ prior notice. Prompt adjustments shall be made by the Parties to reflect the results of such audit. CYTOVIA shall bear the full cost of such audit unless such audit discloses an underpayment by PINT of more than ten percent (10%) of the amount of any payment due to CYTOVIA under this Agreement, in which case, PINT shall bear the cost of such audit, up to a maximum of fifty percent (50%) of the underpayment, and shall promptly remit the amount of any underpayment, such audit costs and the fees due under Section 7.3 hereof.

(b)	During the Term, PINT shall also keep (and shall cause its Affiliates and Sublicensees to keep), and shall make available to CYTOVIA for inspection on CYTOVIA’s reasonable demand (and at least once per Calendar Year) complete and accurate records pertaining to the progress and results of its (and its Affiliates’ and Sublicensees’) Commercialization activities in the Territory, in sufficient detail to permit CYTOVIA to ensure the satisfaction of PINT’s contractual obligations hereunder, subject to the procedures set forth above in Section 7.2(a) to the extent applicable.

7.3.	Late Payments.

In the event that any payment due under this Agreement is not made when due, the payment shall accrue simple interest from the date due at a rate per annum equal to the lesser of (i) ten percent (10%) above the U.S. prime rate in effect of the date of the scheduled date of payment (as published in the Wall Street Journal or, if the Wall Street Journal ceases to publish such rates, from such other reputable financial news source PINT may select), or (ii) the highest rate allowed under applicable law. The payment of such interest shall not limit CYTOVIA from exercising any other rights it may have as a consequence of the lateness of any payment. Such interest shall accrue on a daily basis from the due date until the date of actual payment of the overdue amount. PINT shall pay the interest together witht the overdue amount.

8.	INTELLECTUAL PROPERTY

8.1.	Patent Prosecution and Maintenance.

(a)	CYTOVIA Patents. CYTOVIA shall be responsible for (including the costs associated therewith), and shall use Commercially Reasonable Efforts in connection with, the preparation, filing, prosecution and maintenance of the CYTOVIA Patents claiming the Product or its composition of matter, formulation, manufacture or use of the Product in each country in the Territory (to the extent the deadlines for filing of which have not passed as of the Effective Date of this Agreement). At signing of this agreement CYTOVIA shall share with PINT all information related to granted and pending patent applications in the Territory. Furthermore, CYTOVIA shall keep PINT informed of progress with regard to the preparation, filing, prosecution and maintenance of such CYTOVIA Patents at meetings of the JOC. CYTOVIA shall consider in good faith the requests and suggestions of PINT with respect to strategies for prosecution and maintenance of such CYTOVIA Patents, it being understood that CYTOVIA retains final decision-making authority with respect to such matters. In the event that CYTOVIA decides to abandon any CYTOVIA Patent covering the composition of matter, formulation, manufacture or use of the Product in the Field and included within the license granted under Section 3.1(a), CYTOVIA shall provide reasonable prior notice to PINT of such intention to abandon (which notice shall, in any event, be given no later than fifteen (15) days prior to the final deadline for any action that may be taken with respect to such CYTOVIA Patent with the relevant patent office) and provide PINT with an opportunity to assume responsibility (at PINT’s expense and risk) for the prosecution of CYTOVIA Patent.

(b)	Inventions. PINT shall promptly disclose to CYTOVIA, in writing, any and all Information relating to the CYTOVIA Technology and Improvements thereto that are conceived, discovered, developed or otherwise made by or on behalf of PINT or its Affiliates or Sublicensees. This information is to be shared with the JSC and decisions will be taking there as to how to proceed. If agreed that the rights are to be assigned to CYTOVIA, PINT shall enter into and execute all reasonable and appropriate assignments, transfers and other agreements, and enter into all agreements with its directors, officers, employees, agents and consultants, and those of its Affiliates and Sublicensees, that are necessary or appropriate to ensure the assignment of such intellectual property rights to CYTOVIA outside the Territory.

(c)	Cooperation of the Parties. Each Party agrees to cooperate fully in the preparation, filing, prosecution and maintenance of any CYTOVIA Patents under this Agreement and in the obtaining and maintenance of any patent extensions, supplementary protection certificates and the like with respect to any CYTOVIA Patent claiming the composition, formulation, manufacture or use of the Product being Commercialized pursuant to this Agreement. PINT shall invoice CYTOVIA for all related out-of-pocket expenses it incurs regarding such matters.

8.2.	Trademark Prosecution and Maintenance.

(a)	Registration of the Trademark. If PINT desires to have the Trademark registered in a country in the Territory other than the countries where it is registered as of the Effective Date, PINT shall promptly notify CYTOVIA and shall be responsible for filing such applications for registrations of trademarks and will be the owner of such registration(s) in the Territory. Both Parties shall have copies of all submissions with respect to such filings.

(b)	Registration of Other Trademarks. In the event PINT decides to Commercialize the Product (excluding the NPP Product) under a trademark other than the Trademark, the Parties agree that PINT shall be the exclusive owner of such trademark created by PINT for the Product. While PINT is marketing the Product using such new trademark, PINT shall, at its own cost and expense, file in the Territory and endeavor in good faith to obtain the registration of such new trademark in the Territory, and when registered, thereafter maintain such new trademark in the Territory at its own expense and in PINT’s name. Such new trademark shall be considered as a Trademark as defined hereinabove and shall be added to EXHIBIT B.

(c)	Exclusive Use. PINT shall Commercialize the Product only using the Trademark, including any trademark(s) so added to EXHIBIT B.

(d)	At signing of this agreement CYTOVIA shall provide to PINT all information related to registered and pending Trademark applications in the Territory.

8.3.	Infringement by Third Parties.

(a)	Each Party shall promptly notify the other in writing of any alleged or threatened infringement in the Territory of any CYTOVIA Patent of which they become aware.

(b)	Defense of CYTOVIA Patents. CYTOVIA shall have the first right to bring and control any action or proceeding with respect to infringement of any CYTOVIA Patent in the Territory at its own expense and by counsel of its own choice. With respect to infringement of any CYTOVIA Patent that is likely to have a material adverse effect on the Product in the Field in the Territory, PINT shall have the right, at its own expense, to be represented in any such action by counsel of its own choice, and if CYTOVIA fails to bring an action or proceeding within (a) one hundred twenty (120) days following the notice of alleged infringement or (b) five (5) days before the time limit, if any, set forth in the appropriate laws and regulations for the filing of such actions, whichever comes first, PINT shall have the right to bring and control any such action at its own expense and by counsel of its own choice, and CYTOVIA shall have the right, at its own expense, to be represented in any such action by counsel of its own choice; provided, however, (i) that PINT acknowledges that such action can be based solely on the claims of the Patent(s) protecting the Product, (ii) that if CYTOVIA enters into negotiations with an alleged infringer within such one hundred twenty (120) day period, then CYTOVIA shall have an additional ninety (90) days (or such shorter period of time ending five (5) days before the time limit, if any, set forth in the applicable laws and regulations for filing such suit for infringement) to conclude such negotiations before PINT may bring suit for such infringement.

(c)	Cooperation. In the event a Party brings an infringement action in accordance with this Section 8.3, the other Party shall cooperate fully, including, if required to bring such action, the furnishing of a power of attorney or being named as a party. Neither Party shall have the right to settle any patent infringement litigation under this Section 8.3 relating to any CYTOVIA Patent in a manner that diminishes the rights or interests of the other Party or that admits fault or liability on behalf of the other Party without the prior written consent of the other Party. Except as otherwise agreed to by the Parties as part of a cost-sharing arrangement, any recovery realized as a result of such litigation, after reimbursement of any litigation expenses of CYTOVIA and PINT, shall be retained by the Party that brought and controlled such litigation for purposes of this Agreement, except that any recovery realized by a Party as a result of such litigation, after reimbursement of the Parties’ litigation expenses, shall, to the extent attributable to lost Net Sales with respect to the Product, be treated as Net Sales of the Product for purposes of this Agreement.

8.4.	Infringement of Third Party Rights. Each Party shall promptly notify the other in writing of any allegation by a Third Party that the activity of either of the Parties pursuant to this Agreement infringes or may infringe the intellectual property rights of such Third Party. CYTOVIA shall have the first right to control any defense of any such claim involving alleged infringement of Third Party rights by CYTOVIA’s activities at its own expense and by counsel of its own choice, and PINT shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. In the event that CYTOVIA elects not to control such defense, or fails timely to do so, the Parties shall consult concerning the continued performance of this Agreement, it being understood and agreed that, should such performance be continued, (a) PINT shall control such action at its own expense and risk and by counsel of its own choice, (b) CYTOVIA shall have the right, at its own expense, to be represented in any such action by counsel of its own choice, and (c) PINT shall indemnify CYTOVIA against any cost, damage, expense or loss arising from such litigation other than the fees of counsel retained by CYTOVIA for such action. Neither Party shall have the right to settle any patent infringement litigation under this Section 9.4 in a manner that diminishes the rights or interests of the other Party or that admits fault or liability on behalf of the other Party without the written consent of such other Party.

8.5.	Trademark Infringement. CYTOVIA and PINT shall promptly notify each other in writing of any alleged or threatened infringement or any challenge to the validity of the Trademark or any challenge to CYTOVIA’s ownership of or PINT’s Trademark in the Territory of which they become aware. Both Parties shall use their Commercially Reasonable Efforts in cooperating with each other to terminate such infringement or challenge by a Third Party without litigation. CYTOVIA and/or PINT, as the Parties may agree, shall have the sole right to bring and control any action or proceeding with respect to infringement of the Trademark at their own expense and by counsel of its own choice. In the event CYTOVIA brings such an infringement action, PINT shall cooperate fully, and vice versa. Except as otherwise agreed to by the Parties as part of a cost-sharing arrangement, any recovery realized as a result of such litigation, after reimbursement of any litigation expenses of the Parties, shall be retained by CYTOVIA.

8.6.	Patent Marking. PINT shall mark all Products made, sold or otherwise disposed of by or on behalf of it or any of its Affiliates or Sublicensees as required under applicable laws of the Territory.

9.	REPRESENTATIONS AND WARRANTIES

9.1.	Mutual Representations and Warranties. Each Party represents and warrants to theother that: (a) it is duly organized and validly existing under the laws of its jurisdiction of incorporation or formation, and has full corporate or other power and authority to enter into this Agreement and to carry out the provisions hereof; (b) it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the person or persons executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate or partnership action; and (c) this Agreement is legally binding upon it, enforceable in accordance with its terms, and does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

9.2.	CYTOVIA Representations and Warranties. CYTOVIA represents and warrants to PINT that: (a) as of the Effective Date, it has received no notice of infringement or misappropriation of any rights asserted by any Third Party in relation to the CYTOVIA Technology, and (b) to CYTOVIA’s knowledge, as of the Effective Date, the use of the CYTOVIA Technology does not infringe any valid claim of any issued patent of any Third Party.

9.3.	PINT Representations and Warranties. PINT represents and warrants to CYTOVIA that: (a) as of the Effective Date, it has or can obtain the necessary resources and facilities to perform its obligations under this Agreement and that it is not aware of any matter or event that could compromise its ability to perform its obligations under this Agreement; (b) it has the financial resources to create and/or maintain an adequate salesforce in the Territory; (c) as of the Effective Date it does not perform, and it shall not acquire or develop in the Territory during the Term, any activities pertaining to any product containing histamine dihydrochloride as an API other than the Product or pertaining to another product in the Field; (d) as of the Effective Date, this Agreement does not violate any of PINT’s prior agreements; and (e) it has conducted the necessary diligence and on the basis of the results of this due diligence, it has determined that it has the capacity to comply with the financial and development undertakings contained in and involved in this Agreement and in particular, has obtained any authorization from any local relevant authority required to perform its obligations under this Agreement.

9.4.	Disclaimer. Except as expressly set forth herein, and without derogation to any Indemnification obligation under Section 12 hereof, THE CYTOVIA TECHNOLOGY AND THE TRADEMARK ARE LICENSED “AS IS” AND, OTHER THAN AS EXPRESSLY PROVIDED IN THIS AGREEMENT, CYTOVIA EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, THE WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES (OTHER THAN ANY SUCH INFRIGEMENT OF WHICH CYTOVIA HAS KNOWLEDGE AS OF THE EFFECTIVE DATE), OR ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICES, OR THE AVAILABILITY OF OR CONDITIONS FOR AN OTC REGULATORY APPROVAL, IN ALL CASES WITH RESPECT TO THE PRODUCT. Without limiting the generality of the foregoing, CYTOVIA expressly does not warrant (a) the commercial success of the Product in the Territory or (b) the safety or usefulness for any purpose of the CYTOVIA Technology it provides hereunder.

10.	CONFIDENTIALITY

10.1.	Confidential Information. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, the Parties agree that, during the Term and for five (5) years thereafter, the receiving Party shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as expressly provided for in this Agreement, any Information and materials furnished to it by the other Party pursuant to this Agreement or the Non-disclosure Agreement, dated 9th December 2016, by and between the Parties (the “NDA”) (collectively, “Confidential Information”). For the avoidance of doubt, all CYTOVIA Technology shall be Confidential Information of CYTOVIA. Each Party may use such Confidential Information only to the extent required to accomplish the purposes of this Agreement. Each Party will use at least the same standard of care as it uses to protect proprietary or confidential information of its own (but in no event less than reasonable care) to ensure that its employees, agents, consultants and other representatives do not disclose or make any unauthorized use of the Confidential Information. Each Party will promptly notify the other upon discovery of any unauthorized use or disclosure of the Confidential Information.

10.2.	Exceptions. Confidential Information shall not include any information which the receiving Party can prove by competent written evidence: (a) is now, or hereafter becomes, through no act or failure to act on the part of the receiving Party, generally known or available; (b) is known by the receiving Party at the time of receiving such information, as evidenced by its records; (c) is hereafter furnished to the receiving Party by a Third Party, as a matter of right and without restriction on disclosure; (d) is independently discovered or developed by the receiving Party without the use of Confidential Information belonging to the disclosing Party, as is demonstrated by the written records of the receiving Party; or (e) is the subject of a written permission to disclose provided by the disclosing Party.

10.3.	Authorized Disclosure. Each Party may disclose Confidential Information belonging to the other Party to the extent such disclosure is reasonably necessary in the following instances:

(a)	regulatory filings and/or patent prosecution for the Product;

(b)	prosecuting or defending litigation as permitted by this Agreement;

(c)	complying with applicable court orders or governmental regulations or other mandatory requirements, including stock exchange listing and disclosure requirements; and

(d)	disclosure on a “need to know” basis to Affiliates, Sublicensees (and potential Sublicensees), directors, officers, employees, consultants, agents or other Third Parties in connection with performance of this Agreement, and disclosures to Third Parties in connection with due diligence or similar investigations by such Third Parties, provided, in each case, that any such Affiliate, Sublicensee (or potential Sublicensee), director, officer, employee, consultant, agent or Third Party agrees to be bound by terms of confidentiality and non-use comparable in scope to those set forth in this Section 10.

Notwithstanding the foregoing, in the event a Party is required to make a disclosure of the other Party’s Confidential Information pursuant to Section 10.3(a), (b) or (c), it will, except where impracticable, give reasonable advance notice to the other Party of such disclosure and use efforts to secure confidential treatment of such information at least as diligent as such Party would use to protect its own confidential information, but in no event less than Commercially Reasonable Efforts. In any event, the Parties agree to take all reasonable action to avoid disclosure of Confidential Information hereunder. The Parties will consult with each other on the provisions of this Agreement to be redacted in any filings made by the Parties with any regulatory authority or as otherwise required by law.

10.4.	Publications. Neither Party shall publicly present or publish results of studies, clinical or otherwise, carried out under this Agreement (each such presentation or publication, a “Publication”) without the prior approval of the JOC. The submitting Party shall provide the JOC with an opportunity to review any proposed Publication at least thirty (30) days prior to the earlier of its presentation or intended submission for publication. Notwithstanding the foregoing, PINT shall not have the right to publish or present CYTOVIA’s Confidential Information without CYTOVIA’s consent, and CYTOVIA shall not have the right to publish or present PINT’s Confidential Information without PINT’s consent.

10.5.	Publicity. It is understood between the Parties that CYTOVIA intends to issue a press release announcing the execution of this Agreement. For all press releases to be issued concerning the Product, the Parties agree to consult with each other reasonably and in good faith with respect to the text and timing of such press release by CYTOVIA prior to the issuance thereof, provided that PINT may not unreasonably withhold consent to such release. In addition, following the initial press release announcing this Agreement, either Party shall be free to disclose, without the other Party’s prior written consent, the existence of this Agreement, the identity of the other Party and those terms of the Agreement which have already been publicly disclosed in accordance herewith.

11.	TERM AND TERMINATION

11.1.	Term. The term of this Agreement (the “Term”) shall commence on the Effective Date and shall, unless earlier terminated as provided in this Agreement, continue in effect, on a country by country basis, until PINT no longer has any payment obligations to CYTOVIA hereunder with respect to such country.

11.2.	Termination: Each party shall have the right to terminate the Agreement upon thirty (30) days’ written notice if, within such thirty (30)-day period, the breaching Party shall fail to cure fully any breach or default of any material obligation under this Agreement as described in such written notice detailing the facts of such breach with reasonable specificity; provided, however, that the breaching Party may avoid such termination if, before the end of such thirty (30)-day period, such breach or default has been cured by the breaching Party to the reasonable satisfaction of the other Party. Without limiting the generality of the foregoing, the Parties shall have the right to terminate the Agreement under the following circumstances:

(a)	CYTOVIA shall have the right to terminate the Agreement in the event of PINT’s failure to meet a diligence obligation set forth therein (following any applicable notice and cure period).

(b)	CYTOVIA shall also have the right to terminate the Agreement in the event of PINT’s failure to cure a payment default within the applicable notice and cure period.

(c)	PINT shall have the right to terminate the Agreement if CYTOVIA does not timely provide the most up-to-date, necessary documentation for (a) NPP sales or (b) filing for Marketing Authorizations or (c) provisions for back-up supply arrangements 6 a) iii) and 6. a) iv) are not met.

(d)	PINT shall have the right to terminate this Agreement in the event that CYTOVIA is not able to comply with the obligations set forth in Section 9.2.

(e)	PINT shall have the right to terminate this Agreement in the event that both: (i) PINT is not able to obtain the license and/or the distribution rights for New Product in the Territory from CYTOVIA and (ii) New Product is not otherwise commercially available in the Territory.

11.3.	Reversion and Assignment of Rights Upon Termination. Upon termination of the Agreement for any reason, the rights licensed to PINT under the Agreement shall expire and automatically revert in their entirety to CYTOVIA, except with respect to PINT’s Sublicensees as set forth in Section 11.5. As set forth in Section 11.5(b), PINT shall immediately transfer to CYTOVIA, without further consideration, all assets, rights and business related to the Product (including without limitation Regulatory Approvals, Regulatory Documentation, and Trademarks) in the Territory. Termination shall not relieve PINT of any payment obligations otherwise due up to the date of termination and there shall be no reimbursement by CYTOVIA of any amounts paid to PINT prior to the termination date.

11.4.	Termination for Patent Challenge. If and to the extent permitted under applicable law, CYTOVIA shall have the right to immediately terminate this Agreement upon written notice to PINT if PINT or any of its Affiliates or Sublicensees, directly or indirectly through a Third Party, commences any interference, inter partes review, reexamination or opposition proceeding, challenges the validity or enforceability of, or opposes any extension of or the grant of a supplementary protection certificate with respect to, any CYTOVIA Patent, or contests or challenges the validity or scope of the CYTOVIA Technology or CYTOVIA’s proprietary rights thereto or thereunder.

11.5.	Effect of Termination; Surviving Obligations.

(a)	Effect of Termination. Upon termination of this Agreement by CYTOVIA as provided herein, all rights and obligations of the Parties under this Agreement shall terminate, except as provided in this Section 11. Thereafter each Sublicensee shall become a direct licensee of CYTOVIA, at CYTOVIA’s sole option, and provided that (i) such Sublicensee is then in full compliance with all terms and conditions of its sublicense, (ii) all payments owed thereunder to CYTOVIA have been paid, and (iii) such Sublicensee agrees in writing, at least ten (10) business days prior to the effective date of termination of this Agreement, that such Sublicensee directly assumes all obligations of PINT under this Agreement in the Territory (or that portion of the Territory to which the sublicense pertains). During a period of twelve (12) months after termination of the Agreement or until such time as CYTOVIA is able to find a new marketing partner for the Product, whichever occurs earlier, PINT shall continue to support the Product call center and to receive Adverse Event reports and forward such reports to CYTOVIA, provided, however, that CYTOVIA reimburses PINT at CYTOVIA’s costs. After the expiration of this twelve (12) months period, any reports received by PINT shall be forwarded promptly to CYTOVIA (or its designee).

(b)	Termination Procedures. Upon termination of this Agreement as provided herein, (i) PINT shall transfer to CYTOVIA all information regarding the Product and all regulatory filings and Regulatory Approvals regarding the Product in the Territory and copies of all data, reports, records and materials in PINT’s possession or Control constituting the CYTOVIA Technology or relating to the Commercialization of the Product in the Territory, including all non-clinical and clinical data relating to the Product, at CYTOVIA’s cost, unless termination is due to the breach of any material provision of this Agreement by PINT, within thirty (30) days after such termination; (ii) PINT shall, and hereby does as of the date of such termination, assign to CYTOVIA such rights as PINT has or may acquire in any Regulatory Approvals, Regulatory Documentation, data, materials, promotional, advertising, marketing and distribution rights, contracts, patents and other information relating to the Product; (iii) PINT shall enter into and execute all reasonable and appropriate assignments needed to assign to CYTOVIA such rights PINT has or may acquire in any Regulatory Approvals, Regulatory Documentation, data, materials, promotional, advertising, marketing and distribution rights, contracts, patents and other information relating to the Product; (iv) PINT shall appoint CYTOVIA as its exclusive distributor of the Product in the Territory and shall grant CYTOVIA the right to appoint sub-distributors, until such time as all Regulatory Approvals in the Territory have been transferred to CYTOVIA; (v) if CYTOVIA reasonably requests, and to the extent assignable by PINT, PINT shall transfer to CYTOVIA any Third Party agreements relating to the development or Commercialization of the Product to which PINT is a party, provided that CYTOVIA agrees to assume and perform all obligations arising under such agreements after the date of such assignment; and (vi) CYTOVIA shall have the option, exercisable within thirty (30) days after the effective date of such termination, to purchase any inventory of the Product affected by such termination at PINT’s cost of goods therefor pursuant to mutually agreeable payment and delivery terms for the sale of such inventory. If CYTOVIA does not exercise such option by providing written notice thereof to PINT during such thirty (30) day period, or if CYTOVIA informs PINT of its intention not to exercise such option, then PINT will be entitled, during the period ending on the last day of the sixth (6th) full month following the effective date of such termination, to sell any inventory of the Product that remains on hand as of the effective date of such termination, so long as PINT pays to CYTOVIA the amounts due on Net Sales, as applicable, in accordance with the terms and conditions set forth in this Agreement. PINT shall execute all documents and take all such further actions as may be reasonably requested by CYTOVIA in order to give effect to this Section.

(c)	Return of Confidential Information. Within thirty (30) days following the expiration or termination of this Agreement, each Party shall deliver to the other Party any and all Confidential Information of such Party then in its possession, provided that each Party may retain one (1) copy of such Confidential Information solely for monitoring continued compliance with the terms of this Agreement.

(d)	Surviving Obligations. Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination. Except as set forth below or elsewhere in this Agreement, the obligations and rights of the Parties under the following provisions of this Agreement shall survive expiration or termination of this Agreement:

Section 1	Definitions

Section 4.2	Record Keeping; Audit for Cause

Section 4.4	Pharmacovigilance and Product Complaints

Section 6.3	Compliance with Laws

Section 7	Payments; Reports; Audits

Section 8.1(b)	Inventions

Section 9.4	Disclaimer

Section 10	Confidentiality

Section 11	Term and Termination

Section 12	Indemnification and Insurance (excluding Section 12.4)

Section 13	Governing Law; Dispute Resolution; Submission to Jurisdiction

Section 14	General Provisions

12.	INDEMNIFICATION AND INSURANCE

12.1.	Indemnification by CYTOVIA. CYTOVIA hereby agrees to save, defend, indemnify and hold PINT and its Affiliates and Sublicensees, and their respective directors, officers, employees, agents and consultants (each, a “PINT Indemnitee”), harmless from and against any and all demands, liabilities, expenses and/or losses, including reasonable legal expense and attorneys’ fees (collectively, “Losses”), to which any PINT Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any Third Party to the extent such Losses arise directly or indirectly out of the breach by CYTOVIA of any warranty, representation, covenant or agreement made by CYTOVIA in this Agreement; except, in each case, to the extent such Losses result from the gross negligence or willful misconduct of any PINT Indemnitee or the breach by PINT of any warranty, representation, covenant or agreement made by PINT in this Agreement.

12.2.	Indemnification by PINT. PINT hereby agrees to save, defend, indemnify and hold CYTOVIA, and its Affiliates, and their respective directors, officers, employees, agents and consultants (each, an “CYTOVIA Indemnitee”), harmless from and against any and all Losses to which any CYTOVIA Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any Third Party to the extent such Losses arise directly or indirectly out of: (a) the development, registration, use, promotion, marketing, distribution, handling, storage, sale, offer for sale, import or other disposition of the Product by PINT or its Affiliates or Sublicensees; (b) the breach by PINT of any warranty, representation, covenant or agreement made by PINT in this Agreement; (c) actual or asserted violations of applicable laws by PINT or its Affiliates or Sublicensees in connection with this Agreement; (d) any allegation that use of any Trademark by PINT or its Affiliates or Sublicensees infringes the rights of a Third Party; or (e) the negligence or willful misconduct or willful omissions by PINT in the performance of its obligations under this Agreement; except, in each case, to the extent such Losses result from the gross negligence or willful misconduct of any CYTOVIA Indemnitee or the breach by CYTOVIA of any warranty, representation, covenant or agreement made by CYTOVIA in this Agreement.

12.3.	Indemnification Procedure.

(a)	Notice of Claim. The indemnified Party shall give the indemnifying Party prompt written notice (an “Indemnification Claim Notice”) of any Losses or discovery of fact upon which such indemnified Party intends to base a request for indemnification under Section 12.1 or Section 12.2, but in no event shall the indemnifying Party be liable for any Losses that result from any delay in providing such notice. Each Indemnification Claim Notice must contain a description of the claim and the nature and amount of such Loss (to the extent that the nature and amount of such Loss is known at such time).The indemnified Party shall furnish promptly to the indemnifying Party copies of all papers and official documents received in respect of any Losses. All indemnification claims in respect of a Party, its Affiliates and Sublicensees or their respective directors, officers, employees, agents and consultants shall be made solely by such Party (the “Indemnified Party”).

(b)	Third Party Claims. The obligations of an indemnifying Party under this Section 13 with respect to Losses arising from claims of any Third Party that are subject to indemnification as provided for in Section 12.1 or Section 12.2 (a “Third Party Claim”) shall be governed by and be contingent upon the following additional terms and conditions:

(i)	Control of Defense. At its option, the indemnifying Party may assume the defense of any Third Party Claim by giving written notice to the Indemnified Party within thirty (30) days after the indemnifying Party’s receipt of an Indemnification Claim Notice. The assumption of the defense of a Third Party Claim by the indemnifying Party shall not be construed as an acknowledgment that the indemnifying Party is liable to indemnify any Indemnified Party in respect of the Third Party Claim, nor shall it constitute a waiver by the indemnifying Party of any defenses it may assert against any Indemnified Party’s claim for indemnification. Uponassuming the defense of a Third Party Claim, the indemnifying Party may appoint as lead counsel in the defense of the Third Party Claim any legal counsel selected by the indemnifying Party. In the event the indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall immediately deliver to the indemnifying Party all original notices and documents (including court papers) received by any Indemnified Party in connection with the Third Party Claim. Should the indemnifying Party assume the defense of a Third Party Claim, the indemnifying Party shall not be liable to the Indemnified Party or any other Indemnified Party for any legal expenses subsequently incurred by such Indemnified Party in connection with the analysis, defense or settlement of the Third Party Claim. In the event that it is ultimately determined that the indemnifying Party is not obligated to indemnify, defend or hold harmless the Indemnified Party from and against the Third Party Claim, the Indemnified Party shall reimburse the indemnifying Party for any and all costs and expenses (including reasonable attorneys’ fees and costs of defense and settlement) and any Losses incurred by the indemnifying Party in its defense of the Third Party Claim with respect to such Indemnified Party.

(ii)	Right to Participate in Defense. Without limiting clause (i) of Section 12.3(b), any Indemnified Party shall be entitled to participate in, but not control, the defense of such Third Party Claim and to employ counsel of its choice for such purpose; provided, however, that such employment shall be at the Indemnified Party’s own expense unless (A) the employment thereof has been specifically authorized by the indemnifying Party in writing, or (B) the indemnifying Party has failed to assume the defense and employ counsel in accordance with Section 12.3(b)(i) (in which case the Indemnified Party shall control the defense).

(iii)	Settlement. With respect to any Losses relating solely to the payment of money damages in connection with a Third Party Claim and that will not result in the Indemnified Party’s becoming subject to injunctive or other relief or otherwise adversely affect the business of the Indemnified Party in any manner, and as to which the indemnifying Party shall have acknowledged in writing the obligation to indemnify the Indemnified Party hereunder, the indemnifying Party shall have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss, on such terms as the indemnifying Party, in its sole discretion, shall deem appropriate. With respect to all other Losses in connection with Third Party Claims, where the indemnifying Party has assumed the defense of the Third Party Claim in accordance with Section 12.3(b)(i), the indemnifying Party shall have authority to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss provided it obtains the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed). The indemnifying Party shall not be liable for any settlement or other disposition of a Loss by an Indemnified Party that is reached without the written consent of the indemnifying Party. Regardless of whether the indemnifying Party chooses to defend or prosecute any Third Party Claim, no Indemnified Party shall admit any liability with respect to, or settle, compromise or discharge, any Third Party Claim without the prior written consent of the indemnifying Party.

(iv)	Cooperation. Regardless of whether the indemnifying Party chooses to defend or prosecute any Third Party Claim, the Indemnified Party shall, and shall cause each other Indemnified Party to, cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation shall include access during normal business hours afforded to indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Third Party Claim, and making Indemnified Parties and other employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and the indemnifying Party shall reimburse the Indemnified Party for all its reasonable out-of-pocket expenses in connection therewith.

(v)	Expenses. Except as provided above, the costs and expenses, including fees and disbursements of counsel, incurred by the Indemnified Party in connection with any claim shall be reimbursed on a Calendar Quarter basis by the indemnifying Party, without prejudice to the indemnifying Party’s right to contest the Indemnified Party’s right to indemnification and subject to refund in the event the indemnifying Party is ultimately held not to be obligated to indemnify the Indemnified Party.

12.4.	Insurance. Each Party, at its own expense, shall maintain general and product liability coverage appropriate for its activities with reputable and financially secure insurance carriers to cover its activities related to this Agreement during the Term. For clarification, such general and product liability insurance shall be up to an amount consistent with industry standards and shall name the other Party as an additional insured with respect to such insurance. A Party shall provide a certificate of insurance (or evidence of self-insurance) evidencing such coverage to the other Party upon request. In the event that a Party wishes to self-insure, it shall obtain the consent of the other Party, which consent shall be granted if the self-insured Party provides reasonable evidence that its self-insurance program provides insurance coverage substantially equivalent to that provided by a reputable and financially secured insurance carrier.

13.	GOVERNING LAW; DISPUTE RESOLUTION; SUBMISSION TO JURISDICTION

13.1.	Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with the laws of New York, US, without application of its choice of law rules.

13.2.	Disputes. The Parties recognize that disputes as to certain matters arising under this Agreement may arise from time-to-time. It is the objective of the Parties to seek to resolve any issues or disputes arising under this Agreement in an expedient manner and, if at all possible, without resort to litigation, and to that end the Parties agree to abide by the procedures set forth in this Section 13 to resolve any such issues or disputes. The Parties initially shall attempt to settle any such issue or dispute through good faith negotiations in the spirit of mutual cooperation between business executives with authority to resolve the dispute, for a period of thirty (30) days after receipt by a Party of a notice from the other Party demanding such negotiations (or such longer period for such negotiations as the Parties may agree in writing).

13.3.	Jurisdiction. Any dispute arising out of or in any way related to this Agreement that is not resolved as provided in Section 13.2 shall be submitted to the exclusive jurisdiction of the federal courts in New York City, US. Each Party hereby waives any right it may have to assert the doctrine of forum non conveniens or similar doctrine or to object to venue with respect to any proceeding brought in accordance with this Section 13.3, and stipulates that the federal courts located in New York City, US shall have in personam jurisdiction and venue over each of them for the purpose of litigating any dispute, controversy, or proceeding arising out of or related to this Agreement.

14.	GENERAL PROVISIONS

14.1.	Entire Agreement; Modification. This Agreement (including the exhibits hereto) and the agreements contemplated hereunder constitute the Parties’ entire agreement with respect to the subject matter hereof. In case of any discrepancy or contradiction, the provisions of the main text of this Agreement and the exhibits or any agreement contemplated hereunder, the terms of this Agreement shall control. This Agreement supersedes all prior and contemporaneous agreements and communications, whether oral, written or otherwise, concerning any and all matters contained herein, including, without limitation, the NDA. Each Party acknowledges that, in entering into this Agreement, it has not relied on, and shall have no right or remedy in respect of, any statement, representation, assurance or warranty (whether made negligently or innocently) other than as expressly set out in this Agreement. Each Party waives all rights and remedies which, but for this Section 14.1, might otherwise be available to it in respect of such statement, representation, assurance or warranty. No rights or licenses with respect to any intellectual property of either Party are granted or deemed granted hereunder or in connection herewith, other than those rights expressly granted in this Agreement. This Agreement may only be modified or supplemented in a writing expressly stated for such purpose and signed by each of the Parties.

14.2.	Relationship between the Parties. The Parties’ relationship, as established by this Agreement, is solely that of independent contractors. This Agreement does not create any partnership, joint venture or similar business relationship between the Parties. Neither Party is a legal representative of the other Party and neither Party can make, assume or create any obligation, representation, warranty or guarantee, express or implied, on behalf of the other Party for any purpose whatsoever.

14.3.	Non-Waiver. The failure of a Party to insist upon strict performance of any provision of this Agreement or to exercise any right arising out of this Agreement shall neither impair that provision or right nor constitute a waiver of that provision or right, in whole or in part, in that instance or in any other instance. Any waiver by a Party of a particular provision or right shall be in writing, shall be as to a particular matter and, if applicable, for a particular period of time and shall be signed by such Party.

14.4.	Assignment. The rights and obligations of the Parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties. Any assignment not in accordance with this Agreement shall be void. This Agreement and the rights established hereunder may only be assigned or transferred by PINT to Affiliates of PINT, upon reasonable prior notice to CYTOVIA, provided, however, that PINT shall remain responsible for the timely and complete performance of this Agreement by such Affiliates.

14.5.	No Third Party Beneficiaries. This Agreement is neither expressly nor impliedly made for the benefit of any party other than those executing it.

14.6.	Severability. If, for any reason, any part of this Agreement is adjudicated invalid, unenforceable or illegal by a court of competent jurisdiction, such adjudication shall not affect or impair, in whole or in part, the validity, enforceability or legality of any remaining portions of this Agreement. All remaining portions shall remain in full force and effect as if the original Agreement had been executed without the invalidated, unenforceable or illegal part.

14.7.	Notices. Any notice to be given under this Agreement must be in writing and delivered either in person, by any method of mail (postage prepaid) requiring return receipt, or by overnight courier or facsimile confirmed thereafter by any of the foregoing, to the Party to be notified at its address(es) given below, or at any address such Party has previously designated by prior written notice to the other. Notice shall be deemed sufficiently given for all purposes upon the earliest of: (a) the date of actual receipt; (b) if mailed, five (5) days after the date of postmark; or (c) if delivered by overnight courier, the next business day the overnight courier regularly makes deliveries.

If to PINT, notices must be addressed to:

PINT PHARMA GmbH

Attention: CEO

With copy to: Legal Counsel

Wipplingerstrasse 34/I/Top 112-119

A-1010 Vienna

Austria

Tel: +43 1 259 47 35/ +43 259 47 70

Email: david.munoz@pint-pharma.com

Email: legal@pint-pharma.com

If to CYTOVIA, Inc. notices must be addressed to:

Dr Daniel Teper

Chief Executive Officer

CYTOVIA Inc,

We Work Tower 49

12 East 49th Street

New York, NY 10017

Attention: Alla Mekthevia

Telephone: +17188011987

14.8.	Force Majeure. Except for the obligation to may payments due under this Agreement, each Party shall be excused from liability for the failure or delay in performance of any obligation under this Agreement (other than payment obligations) by reason of any event beyond such Party’s reasonable control including Acts of God, fire, flood, explosion, earthquake, or other natural forces, war, civil unrest, destruction, any strike or labor disturbance, or any other event similar to those enumerated above. Such excuse from liability shall be effective only to the extent and duration of the event(s) causing the failure or delay in performance and provided that the Party has not caused such event(s) to occur. Notice of a Party’s failure or delay in performance due to such force majeure must be given to the other Party within ten (10) days after its occurrence. All delivery dates under this Agreement that have been affected by such force majeure shall be tolled for the duration of such force majeure. Notwithstanding the foregoing, should such event(s) of force majeure suffered by a Party extend beyond a three (3) month period, the other Party may then terminate this Agreement by written notice to the non-performing Party, with the consequences of such termination as set forth in Section 11.

14.9.	Interpretation.

(a)	Captions & Headings. The captions and headings contained in this Agreement preceding the text of the articles, sections, subsections and paragraphs hereof are inserted solely for convenience and ease of reference only and shall not constitute any part of this Agreement, or have any effect on its interpretation or construction.

(b)	Articles, Sections & Subsections. Unless otherwise specified, references in this Agreement to any article shall include all sections, subsections, and paragraphs in such article; references in this Agreement to any section shall include all subsections and paragraphs in such sections; and references in this Agreement to any subsection shall include all paragraphs in such subsection.

(c)	Days. All references to days in this Agreement shall mean calendar days, unless otherwise specified.

(d)	Ambiguities. Ambiguities and uncertainties in this Agreement, if any, shall not be interpreted against either Party, irrespective of which Party may be deemed to have caused the ambiguity or uncertainty to exist.

(e)	English Language. This Agreement has been prepared in the English language and the English language shall control its interpretation. In addition, all notices required or permitted to be given hereunder, and all written, electronic, oral or other communications between the parties regarding this Agreement shall be in the English language.

(f)	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original document, and all of which, together with this writing, shall be deemed one instrument.

(g)	Exhibits. The Exhibits of this Agreement are the following:

-	Exhibit A: CYTOVIA Patents

-	Exhibit B: CYTOVIA Trademark

-	Exhibit C: Development and Commercialization Plan

-	Exhibit D: Financial Conditions

IN WITNESS WHEREOF, the parties hereto have duly executed this LICENSE AND COMMERCIALIZATION AGREEMENT as of the Effective Date.

CYTOVIA, Inc..

By

Date

Name: Daniel Teper

Title: CEO

PINT PHARMA INTERNATIONAL S.A

By	By

Date	Date

Name: David Muñoz Guzman	Name: Massimo Radaelli

Title: CEO	Title: Chairman

LICENSE AND COMMERCIALIZATION AGREEMENT

Exhibit A

Patent List

TITLE	COUNTRY	FILING NUMBER	FILING DATE	STATUS	PATENT NUMBER	GRANT DATE
SYNTHESIS OF HISTAMINE DIHYDROCHLORID	Canada	23568712356871	20. Dez. 99	Granted	2356871	14. Sep. 10
SYNTHESIS OF HISTAMINE DIHYDROCHLORID	Israel	143570	20. Dez. 99	Granted	143570	21. Nov. 06
SYNERGISTIC TUMORCIDAL RESPONSE INDUCED BY HISTAMINE	USA	09/226226	6. Jan. 99	Granted	6498181	24. Dez. 02
TREATMENT AND PREVENTION OF REACTIVE OXYGEN METABOLITE- MEDIATED CELLULAR DAMAGE	USA	10/171018	11. Jun. 02	Granted	6730692	4. Jun. 04
METHODS AND COMPOSITIONS FOR PROMOTING THE MATURATION OF MONOCYTES	USA	10/160745	30. Jun. 02	Granted	6790440	14. Sep. 04
METHODS AND COMPOSITIONS FOR PROMOTING THE MATURATION OF MONOCYTES	USA	10/160360	30. Jun. 02	Granted	6893633	17. Mai. 05
METHODS AND COMPOSITIONS FOR PROMOTING THE MATURATION OF MONOCYTES	USA	10/160368	30. Jun. 02	Granted	6821510	23. Nov. 04

•            Orphan Drug Designation in the US granted December 15th 1999

Europe

Description	Number	Country	Filing Date	Issued Date
Syntesis of Histamine Dihydrochloride	EP1140857	Austria, Belgium, Cyprus, Denmark, Finland, France, Great Britain, Germany, Greece, Ireland, Italy, Liechtenstein, Luxembourg, Monaco, Netherlands, Portugal, Spain, Sweden, Switzerland.	12/20/99	7/2/08

OTHER COUNTRIES

Description	Number	Country	Filing Date	Issued Date
Syntesis of Histamine Dihydrochloride	ZL9981490.3	China	12/20/99	06/30/04
“	4139082	Japan	12/20/99	06/13/08
“	1243166	Taiwan	12/23/99	11/11/05
“	205849	India	12/20/99	04/13/07
“	763523	Australia	12/20/99	11/06/03
“	512935	New Zealand	12/20/99	12/08/03
“	02102715.8 (appl. No.) 1040998 (patent No.)	Hong Kong	12/20/99	04/24/09

LICENSE AND COMMERCIALIZATION AGREEMENT

Exhibit B

Trademarks List

Trademarks

Mark	Country	Status	Class	Applic No	File Date	Reg No	Reg Date	Renewal Date
CEPLENE	AU	Registered	5	858297	23-Nov-00	858297	17-May-01	23-Nov-20
CEPLENE	CH	Registered	5	13973/2000	23-Nov-00	483420	04-Apr-01	23-Nov-20
CEPLENE	CN	Registered	5	2001045526	28-Mar-01	1760656	07-May-02	06-May-22
CEPLENE	EM	Registered	5	1965656	22-Nov-00	001965656	22-May-02	22-Nov-20
CEPLENE	JP	Registered	5	2001-029763	30-Mar-01	4671668	16-May-03	16-May-13
CEPLENE	LI	Registered	5	13015	08-0ct-03	13015	13-Jan-04	08-0ct-13
CEPLENE	NO	Registered	5	2003309400	07-0ct-03	224104	01-Sep-04	01-Sep-17
CEPLENE	NZ	Registered	5	627694	07-0ct-03	627694	24-May-01	29-Sep-17
CEPLENE	IS	Registered	5	2516/2003	06-0ct-03	30/2004	02-Jan-04	02-Jan-24

LICENSE AND COMMERCIALIZATION AGREEMENT

EXHIBIT C

Commercialization Plan

LICENSE AND COMMERCIALIZATION AGREEMENT

EXHIBIT D

Financial Conditions

1.1.	Pass-through Costs. CYTOVIA shall be solely responsible for providing the Dossier as is at the time of signing (as submitted and approved by the EMA and/or FDA) and sending subsequent updates without further request from PINT and within a reasonable time frame. CYTOVIA (or its CMO, as applicable) should provide to PINT any reasonable support to answer questions asked by a Regulatory Authority in the Territory with respect to the Dossier for the filing, maintaining or renewing of Regulatory Approvals and that relate to manufacture of the Product. No work will be initiated unless agreed in writing (including e-mail) by the Alliance Managers of the two Parties. CYTOVIA reserves the right to charge for pass through costs such as legalization and notarization of documents.

1.2.	Equity Investment: PINT, either itself or through its parent company, Pint Pharma GmbH, a company registered under Austrian laws having its registered office at Wipplingerstrasse 34/I/Top 112 - 119. A-1010 Vienna. Austria, will make an investment of $4,000,000 in CYTOVIA’s common stock at series A valuation (the “Initial Investment”). The terms of the investment shall be defined in a separate agreement between PINT and CYTOVIA and such Equity Investment Agreement shall be executed once all conditions for the commercialization of the Product and the Combination Therapy in the LATAM region have been met. Upon completion of the Initial Investment, PINT shall have the right to appoint one director to the Board of CYTOVIA, who shall initially be Dr. Massimo Radaelli. For the avoidance of the doubt, the consummation of the Right of First Refusal set forth in Section 3.3 of the present Agreement shall be a condition precedent to the effectiveness of signature of the Equity Investment Agreement.

1.3.	Sales Milestones: PINT will pay CYTOVIA (i) a milestone payment of $500,000 when Net Sales of the Product in the Territory first reach $10,000,000 in any calendar year and (iii) a milestone payment of $1,250,000 when Net Sales of the Product in the Territory first reach $25,000,000 in any calendar year.

1.4.	Transfer Price: On a country-by-country basis, until the later of (a) expiration of the last Valid Claim and (b) ten (10) years from the Effective Date of the Agreement, PINT shall pay a transfer price for Products and NPP products of: (i) 35% (thirty-five percent) of Net Sales, and (ii) in the event PINT is supplied directly by a CMO, CYTOVIA shall receive 35% of Net Sales minus the CMO costs.